Exhibit 10.32

EXECUTION VERSION

ACTIVE 250749347

MEMBERSHIP INTEREST PURCHASE

AGREEMENT

By And AMONG

CCP CONCRETE/AGGREGATES LLC,

EAGLE MATERIALS INC.,

HAMMONTON FARMS, LLC

AND

TEICHERT, INC.

Dated as of April 17, 2020

table of contents

Page

Article I – DEFINITIONS	1
1.1	Certain Definitions1
1.2	Cross-Reference of Definitions10
Article II – PURCHASE AND SALE OF INTERESTS	14
2.1	Purchase and Sale14
2.2	Purchase Price14
2.3	Purchase Price Adjustments.14
2.4	Allocation of Purchase Price16
Article III – CLOSING	17
3.1	Closing17
3.2	Closing Deliveries.17
3.3	Closing Cash Sweep19
Article IV – REPRESENTATIONS AND WARRANTIES OF SELLER	19
4.1	Organization and Good Standing of Seller and the Acquired Companies; No Violations.19
4.2	Authorization of Agreement; Enforceability20
4.3	Ownership of Membership Interests; Subsidiaries.20
4.4	Conflicts; Consents of Third Parties.20
4.5	Financial Statements; No Undisclosed Liabilities; Indebtedness.21
4.6	Absence of Certain Developments.22
4.7	Taxes.24
4.8	Intellectual Property.24
4.9	Material Contracts.25
4.10	Employee Benefit Plans.27
4.11	Labor.29
4.12	Legal Proceedings30
4.13	Compliance with Laws; Permits.30
4.14	Environmental Matters31
4.15	Brokers32
4.16	Insurance32
4.17	Title to Assets; Sufficiency of Assets32
4.18	Customers and Suppliers33
4.19	Bank Accounts33
4.20	Intercompany Relationships33
4.21	Company Products and Liability33
4.22	Real Property33
4.23	Solvency36

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Article V – REPRESENTATIONS AND WARRANTIES OF BUYER	36
5.1	Organization and Good Standing36
5.2	Authorization of Agreement; Enforceability37
5.3	Conflicts; Consents of Third Parties.37
5.4	Legal Proceedings37
5.5	Brokers37
5.6	Solvency38
5.7	Investment Intent38
5.8	Investigation38
5.9	No Other Representations or Warranties38
Article VI – COVENANTS	40
6.1	Confidentiality; Preservation of Books and Records.40
6.2	Publicity40
6.3	Employment and Employee Benefits.41
6.4	Assistance and Cooperation.43
6.5	Tax Matters.43
6.6	D&O Insurance.45
6.7	Insurance.46
6.8	Litigation Support46
6.9	Use of Names.47
6.10	Guarantees; Commitments47
6.11	Restrictive Covenants48
6.12	Delivery of Books and Records; Data Room48
6.13	Teichert Guarantee.49
6.14	Post-Closing Conveyances49
Article VII – INDEMNITY	50
7.1	Survival of Representations and Warranties50
7.2	Obligation of Seller and Eagle Materials to Indemnify.50
7.3	Obligation of Buyer to Indemnify.51
7.4	Notice and Opportunity to Defend.52
7.5	Limitations on Liability.53
7.6	Other Indemnification Matters55
Article VIII – MISCELLANEOUS	55
8.1	Expenses55
8.2	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.55
8.3	Specific Performance56
8.4	Entire Agreement; Amendments and Waivers56
8.5	Certain Interpretive Matters56
8.6	Notices57
8.7	Severability58
8.8	Binding Effect; Assignment; Third Party Beneficiaries58
8.9	Counterparts59

- ii -

8.10	Disclosure Schedule59
8.11	Limitation on Recourse59
8.12	Provision Respecting Legal Representation60
8.13	Release.60

Exhibit A Form of Quitclaim Deed (Post-Closing Conveyances)

- iii -

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of April 17, 2020, is among CCP Concrete/Aggregates LLC, a Delaware limited liability company (“Seller”), Eagle Materials Inc., a Delaware corporation (“Eagle Materials”), Hammonton Farms, LLC, a Delaware limited liability company (“Hammonton Farms”), and Teichert, Inc., a California corporation (“Teichert” and, together with Hammonton Farms, “Buyer”). Each of Seller, Hammonton Farms, Eagle Materials and Teichert may be referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, Seller is the lawful owner of all of the issued and outstanding limited liability company membership interests (the “Interests”) of each of Western Aggregates LLC, a Nevada limited liability company (“Western”), and Mathews Readymix LLC, a California limited liability company (“Mathews” and, together with Western, the “Companies”); and

WHEREAS, (i) Seller desires to sell, and Hammonton Farms desires to purchase, the Interests of Western, and (ii) Seller desires to sell, and Teichert desires to purchase, the Interests of Mathews, in each case on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I – DEFINITIONS

Certain Definitions

. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Acquired Companies” means the Companies and any of their Subsidiaries.

“Acquired Companies Indebtedness” means the aggregate amount of outstanding Indebtedness of the Acquired Companies as of immediately prior to Closing without giving effect to the Transactions.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, the Acquired Companies shall be deemed to be Affiliates of (a) Seller until the Closing and (b) Buyer from and after the Closing.

“American Ready Mix” means Pyramid Materials, Inc., d/b/a American Ready Mix.

“Ancillary Agreements” means the Cement Purchase Agreement, the Transition Services Agreement and each other agreement, document, instrument and/or certificate referred to in this Agreement to be executed in connection with the Transactions.

“Anti-Corruption Laws” means all U.S. and non‑U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Business Day” means any day of the year on which national banking institutions in Texas and California are open to the public for conducting business and are not required or authorized by Law to close.

“Capital Expenditure Plan” means the Companies’ plan for annual capital expenditures as set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Cash” means the amount of cash, cash equivalents and bank deposits as reflected on the books and records, and certificates of deposit, of the Acquired Companies as of 11:59 p.m. (Pacific time) on the date hereof (without giving effect to the Transactions but after taking into account the Closing Cash Sweep), less the amounts of any issued but unpaid checks, drafts and wire transfers issued on or prior to 11:59 p.m. (Pacific time) on the date hereof (without giving effect to the Transactions but after taking into account the Closing Cash Sweep).

“Cement Purchase Agreement” means that certain Cement Purchase Agreement entered into as of the Closing by Nevada Cement and American Ready Mix, pursuant to which Nevada Cement will supply cement to American Ready Mix.

“Centex Property” means the real property described on Section 1.1(b) of the Company Disclosure Schedule.

“Closing Cash Amount” means the actual amount of Cash, which amount shall in no event be less than $0 or greater than $25,000.

“Closing Cash Sweep” means the transfer of Cash out of the Acquired Companies’ accounts by Seller or one of its Affiliates (other than the Acquired Companies) at or about the close of business (Pacific time) on the date hereof.

“Closing Purchase Price” means an amount equal to the following:

(a)the Base Purchase Price; plus

(b)	the Estimated Cash Amount; minus
(c)	the Estimated Acquired Companies Indebtedness; minus
(d)	the Estimated Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employees” means the employees of the Acquired Companies.

“Company Intellectual Property” means all Intellectual Property owned by, or licensed exclusively to, the Acquired Companies.

“Company IP Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property to which any Acquired Company is a party or pursuant to which its Intellectual Property assets are bound.

“Company Products” means the products that any Acquired Company (a) currently manufactures, markets, distributes, makes available or sells to third parties, or (b) has previously manufactured, marketed, distributed, made available or sold to third parties.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 26, 2016, by and among A. Teichert & Son, Inc., Seller and Western, as amended by the parties thereto pursuant to that certain Amendment No. 1 dated as of August 8, 2019.

“Contract” means any oral or written contract, indenture, note, bond, lease, license, commitment, instrument or other agreement or obligation that is legally binding.

“Copyrights” means copyrights and works of authorship, and all registrations and pending applications to register the same.

“Dantoni Rail Property” means the real property described on Section 1.1(c) of the Company Disclosure Schedule.

“Enforceability Exceptions” means, with respect to enforcement of the terms and provisions of this Agreement, (a) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (b) the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Environmental Law” means any Law relating to the protection of the environment or preservation of natural resources, including the use, storage, recycling, treatment, generation, transportation, processing, handling, disposal or Release of any Hazardous Substances, in each case as in effect as of the date of this Agreement.

“Estimated Cash Amount” means the estimated amount of Cash, which amount shall in no event be less than $0 or greater than $25,000.

“Final Adjustment Amount” means an amount, which may be positive or negative, equal to the Final Purchase Price minus the Closing Purchase Price.

“Final Purchase Price” means an amount equal to the following:

(a)the Base Purchase Price; plus

(b)	the Closing Cash Amount; minus
(c)	the Closing Acquired Companies Indebtedness; minus

(d)	the Closing Transaction Expenses.

“Fraud” means liability for actual fraud under Delaware common law (excluding constructive fraud and negligent fraud), in any case, solely with respect to the representations and warranties contained in Article IV or Article V.

“Fundamental Buyer Representations” means the representations and warranties made by Buyer in Sections 5.1 [Organization and Good Standing], Section 5.2 [Authorization of the Agreement; Enforceability] and Section 5.5 [Brokers].

“Fundamental Seller Representations” means the representations and warranties made by Seller in Sections 4.1(a) [Organization and Good Standing of Seller and the Acquired Companies], Section 4.2 [Authorization of the Agreement; Enforceability], Section 4.3 [Ownership of Membership Interests; Subsidiaries], Section 4.7 [Taxes] and Section 4.15 [Brokers].

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any federal, state, provincial, territorial, local, municipal or foreign government, regulatory, self-regulatory, legislative, arbitral or administrative body, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.

“Hazardous Substance” means (a) any chemical, material or substance regulated as hazardous or toxic or as a pollutant, contaminant or waste under any Environmental Law and (b) petroleum, petroleum products, radioactive materials, asbestos or polychlorinated biphenyls.

“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than the bonds set forth on Section 1.1(d) of the Company Disclosure Schedule), (c) all obligations as an account party under letters of credit (to the extent such letter of credit has been drawn by the beneficiary thereof) or similar facilities, (d) obligations for the deferred purchase price of property or services, including any “earn-out” or other deferred purchase price obligations, (e) obligations in respect of any leases that are required by GAAP to be capitalized (calculated in accordance with GAAP), (f) all direct or indirect guarantee, support or keep well obligations in respect of obligations of the kind referred to in clauses (a) through (e), (g) obligations in respect of interest under any existing interest rate swap or hedge agreement entered into by any of the Acquired Companies, and (h) all accrued and unpaid interest and any applicable prepayment, breakage or other premiums, fees or penalties required to be paid with respect to any of the foregoing. Notwithstanding the foregoing, “Indebtedness” shall not include (i) intercompany indebtedness solely among the Acquired Companies, (ii) any guarantees or other Liabilities with respect to any credit facility or publicly traded notes of Eagle Materials or any publicly traded entity resulting from the Spin-Off, in each case, that will be released in connection with Closing, (iii) liabilities of the type included in Working Capital or (iv) any amounts included in the calculation of Transaction Expenses.

“Independent Accounting Firm” means PricewaterhouseCoopers.

“Intellectual Property” means the following subsisting throughout the world: (a) Patents, (b) Trademarks and Internet domain names, (c) Copyrights, (d) Trade Secrets and (e) other intellectual property or similar proprietary rights therein (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“IRS” means the Internal Revenue Service.

“Knowledge of Buyer” means the actual knowledge of those Persons identified on Section 1.1(a) of the Buyer Disclosure Schedule.

“Knowledge of Seller” means the actual knowledge of those Persons identified on Section 1.1(e) of the Company Disclosure Schedule, in each case, solely with respect to the representations and warranties listed alongside the name of such Person on Section 1.1(e) of the Company Disclosure Schedule.

“Law” means any domestic, foreign, federal, state or local law (including common law), statute, code, ordinance, rule or regulation of any Governmental Body.

“Legal Proceeding” means any judicial, administrative, investigative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liabilities” means any and all Losses, debts, obligations and liabilities, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means any lien, encumbrance, security interest, pledge, mortgage, deed of trust, hypothecation, claim, lease, charge, option, right of first refusal, easement, servitude, community property interest or transfer restriction.

“Material Adverse Effect” means any fact, change, event, occurrence or development that, individually or in the aggregate with other facts, changes, events, occurrences or developments, has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Acquired Companies; provided, none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes or proposed changes in applicable Laws or GAAP (or the interpretation of GAAP) after the date hereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States, regionally, locally or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Acquired Companies operate, (c) (i) changes in global, national, regional or local political conditions (including the outbreak or escalation of war (whether or not declared) or hostilities, military action, sabotage or acts of terrorism), or (ii) changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (including, for the avoidance of doubt, the outbreak of Coronavirus Disease (COVID-19)), (d) the occurrence of any broad-based cyber, military or terrorist attack, whether inside or outside the United States, (e) actions or omissions required of the Acquired Companies or Seller by Law or under this Agreement or taken or not taken at the written request of, or with the written consent of, Buyer or any of its Affiliates, (f) the announcement, pendency or consummation of this Agreement and the Transactions, including the identity of, or the effect of any fact or circumstances relating to, Buyer or any of its Affiliates, (g) the breach of this Agreement by Buyer or (h) the failure of the financial or operating performance of the Acquired Companies to meet internal or external projections, forecasts, expectations or budgets for any period (provided, that the underlying causes of such failure, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect); provided, that with respect to the foregoing subclauses (a), (b), (c) and (d), any such fact, change, event, occurrence or development shall be taken into account if and to the extent it, individually or in the aggregate with any other fact, change, event, occurrence or development, disproportionately affects the Acquired Companies, taken as a whole, compared to other companies operating in the industries in which the Acquired Companies operate.

“Material Company IP Agreements” means Company IP Agreements (other than non-disclosure agreements, employee and independent contractor agreements and nonexclusive license agreements for “off-the-shelf” software, or software licensed pursuant to “click through” or similar stock agreements), pursuant to which: (a) any Acquired Company is granted any license to any Intellectual Property of any third person that is material to the conduct of the business of the Acquired Companies, as currently conducted or which involved payments by any Acquired Company in excess of $75,000 for the twelve months ended December 31, 2019, or (b) any Acquired Company grants any third person any license in or to any Company Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business which do not impair the conduct of the business of the Acquired Companies as currently conducted.

“Nevada Cement” means Nevada Cement Company LLC, a Nevada limited liability company, an Affiliate of Seller.

“Order” means any order, injunction, judgment, decree, ruling, writ or arbitration award of a Governmental Body.

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or governs its internal affairs.  For example, the “Organizational Documents” of (a) a Delaware limited liability company would be its certificate of formation and operating agreement or (b) a Delaware corporation would be its certificate of incorporation and bylaws.

“Patents” means registered patents and pending patent applications, and all provisional patent applications, continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, renewals, and extensions of the foregoing.

“Permits” means any approvals, authorizations, clearances, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Liens” means (a) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to any of the Acquired Companies’ real property interests of record for the Real Property or the Yuba Goldfields; (b) Liens for Taxes, assessments or other governmental charges not yet delinquent and for those being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefor in accordance with

GAAP; (c) Liens listed on Section 1.1(f) of the Company Disclosure Schedule; (d) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business or that are being contested by any Acquired Company in good faith; (e) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (f) Liens that would be shown by a current, accurate survey of any real property owned, leased or licensed by the Acquired Companies; (g) zoning, entitlement and other similar land use regulations; (h) title of a lessor under a capital or operating lease; (i) Liens that have been placed by any developer, landlord or other third party on property owned by third parties over which any Acquired Company has easement rights and subordination or similar agreements relating thereto; (j) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance, social security or other similar obligations; (k) Liens not created by Seller, the Acquired Companies or their Affiliates that affect the underlying fee interest of any real property leased by the Acquired Companies; (l) non-exclusive licenses or other similar rights granted to Company Intellectual Property; (m) Liens that will be released prior to or as of the Closing; (n) Liens arising under this Agreement; (o) Liens created by or through Buyer or its Affiliates; (p) transfer restrictions under applicable securities laws, if any; (q) Liens securing Indebtedness that will be released in connection with the Closing; and (r) such other, non‑monetary Liens that, individually or in the aggregate, could not reasonably be expected to result in a material reduction in the value of, or interfere in any material respect with the use or operation of, the properties or assets to which they relate.

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity (including any group of any of the foregoing).

“Personal Information” means information pertaining to an identified and/or identifiable individual that is regulated or protected by one or more federal or state information privacy or security Laws, including, but not limited to, an individual’s name, address, credit or payment card information, bank account number, email address, date of birth, government-issued identifier and social security number.

“Post-Closing Period” means any taxable period beginning after the date hereof (and the post-Closing portion of any Straddle Period).

“Pre-Closing Period” means any taxable period ending on or before the date hereof (and the pre-Closing portion of any Straddle Period).

“Real Property” means the Mathews Owned Real Property, the Mathews Leased Real Property and the Western Leased Real Property.

“Related Party” of any Party means such Party’s Affiliates and each controlling Person, shareholder, director, officer, employee, agent, representative, member, manager, general or limited partner, former, current or future direct or indirect equityholder or assignee of such Party and its Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances into the environment.

“Solvent” means, with respect to any Person, that:

(a)the amount of the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis as of such date, exceeds, on a consolidated basis, the amount of all liabilities of such Person and its Subsidiaries on a consolidated basis, contingent or otherwise;

(b)the present fair saleable value of the property (on a going-concern basis) of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

(c)such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d)such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, any business or transaction contemplated as of the date hereof for which they have unreasonably small capital.

“Spin-Off” means the separation of Eagle Materials’ heavy materials and light materials businesses into two independent, publicly traded entities by means of a tax-free spin-off.

“Straddle Period” means any taxable period that begins on or before and ends after the date hereof.

“Subsidiary” of any Person means any other Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership ownership interests, or the ability to elect a majority of the board of directors or others performing similar functions, are, as of such date, directly or indirectly owned, controlled or held by, or a majority of such other Person’s gains or losses is entitled to be allocated to, the first Person or one or more subsidiaries of the first Person.

“Tax Return” means all federal, state, local or foreign returns, declarations, reports, estimates, information returns and statements in respect of any Taxes.

“Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other like assessments imposed by any Governmental Body, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, alternative, environmental, inventory, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property (real or personal) and estimated taxes, customs duties, assessments and charges of any kind whatsoever and (b) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) of this definition. “Tax” and “Taxing” shall have correlative meanings.

“Third Party Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a representative of the foregoing.

“Trade Secrets” means trade secrets and other confidential information, including know-how, inventions, data collections, development tools, diagrams, formulae, methods, processes and processing instructions, technical data, databases, specifications, research and development information, technology, product roadmaps, customer lists and any other proprietary information, in each case, to the extent any of the foregoing derives independent economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use.

“Trademarks” means trademarks, service marks, trade names, designs, logos, slogans, and all registrations and pending applications to register the foregoing and all of the goodwill associated with the foregoing.

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory and other professional or transaction related costs, fees and expenses incurred by the Acquired Companies in connection with this Agreement or pursuing or completing the Transactions (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments of bonuses or severance which become due (or are currently outstanding) or are otherwise required to be made by the Acquired Companies, in each case, solely as a result of the execution of this Agreement and the consummation of the Transactions (for the avoidance of doubt, excluding any bonuses, severance or similar payments initiated by Buyer or its Affiliates and any such payments arising in connection with actions taken or initiated by Buyer or any of its Affiliates at or following the Closing or that are otherwise incurred following the Closing), and (c) the employer portion of any payroll, or similar Taxes, if any, required to be paid by Buyer (on behalf of the Acquired Companies) or the Acquired Companies with respect to the amounts described in clauses (a) and (b), in each case of clauses (a) through (c), that have not been paid by or on behalf of the Acquired Companies as of immediately prior to Closing.  For the avoidance of doubt, “Transaction Expenses” shall not include any amounts included in Indebtedness.

“Transition Services Agreement” means that certain Transition Services Agreement entered into as of the Closing by Eagle Materials and Buyer, pursuant to which Eagle Materials shall provide certain transitional assistance as described in such agreement.

“Vested Rights Area” means the real property described on Section 1.1(g) of the Company Disclosure Schedule.

“Working Capital” means the aggregate current assets of the Acquired Companies (other than any Cash), net of the aggregate current liabilities of the Acquired Companies (including any reserve for any current period unpaid property or other non-income Taxes).  Notwithstanding anything to the contrary, “current assets” and “current liabilities” includes all current tax assets and current tax liabilities, respectively, which excludes all deferred tax assets and deferred tax liabilities.

“Yuba Goldfields” means the real property described on Section 1.1(h) of the Company Disclosure Schedule.

Cross-Reference of Definitions

.  Each capitalized term listed below is defined in the corresponding section of this Agreement:

Term	Section No.
$	Section 8.5(b)
Acquired Companies	Section 1.1
Acquired Companies Indebtedness	Section 1.1
Acquired Company 401(k) Plan	Section 6.5(f)
Affiliate	Section 1.1
Agreed Tax Treatment	Section 6.5(g)
Agreement	Preamble
American Ready Mix	Section 1.1
Ancillary Agreements	Section 1.1
Anti-Corruption Laws	Section 1.1
Assignment and Transfer Agreement	Section 3.2(a)(i)
Base Purchase Price	Section 2.2
Benefit Plan	Section 4.10(a)
Benefit Transition Date	Section 6.3(g)
Business Day	Section 1.1
Buyer	Preamble
Buyer 401(k) Plan	Section 6.3(e)
Buyer Disclosure Schedule	Article V
Buyer Indemnified Parties	Section 7.2(a)
Buyer Releasees	Section 8.13(b)
Cap	Section 7.2(b)
Capital Expenditure Plan	Section 1.1
Cash	Section 1.1
Cement Purchase Agreement	Section 1.1
Centex Property	Section 1.1
Claim Notice	Section 7.4(a)
Closing	Section 3.1
Closing Acquired Companies Indebtedness	Section 2.3(b)
Closing Cash Amount	Section 1.1
Closing Cash Sweep	Section 1.1
Closing Purchase Price	Section 1.1
Closing Report	Section 2.3(b)
Closing Transaction Expenses	Section 2.3(b)

Term	Section No.
COBRA	Section 6.3(g)
COBRA Participants	Section 6.3(g)
Code	Section 1.1
Companies	Recitals
Company Disclosure Schedule	Article IV
Company Employees	Section 1.1
Company Intellectual Property	Section 1.1
Company IP Agreements	Section 1.1
Company Plan	Section 4.10(a)
Company Products	Section 1.1
Confidential Information	Section 6.1(a)
Confidentiality Agreement	Section 1.1
Continuation Coverage	Section 6.3(g)
Continuing Company Employee	Section 6.3(e)
Contract	Section 1.1
control	Section 1.1
controlled by	Section 1.1
Copyrights	Section 1.1
Dantoni Rail Property	Section 1.1
De Minimis Claim	Section 7.2(b)
Deductible	Section 7.2(b)
Direct Claim	Section 7.4(d)
Disclaimed Real Estate	Section 5.9
Dispute Notice	Section 2.3(c)
Draft Allocation	Section 2.4
Eagle Materials	Preamble
Enforceability Exceptions	Section 1.1
Environmental Law	Section 1.1
ERISA	Section 4.10(a)
Estimated Acquired Companies Indebtedness	Section 2.3(a)
Estimated Cash Amount	Section 1.1
Estimated Closing Report	Section 2.3(a)
Estimated Transaction Expenses	Section 2.3(a)
Final Adjustment Amount	Section 1.1
Final Allocation	Section 2.4
Final Purchase Price	Section 1.1
Financial Statements	Section 4.5(a)
Flow-Through Returns	Section 6.5(a)

Term	Section No.
Fraud	Section 1.1
Fundamental Buyer Representations	Section 1.1
Fundamental Seller Representations	Section 1.1
GAAP	Section 1.1
Governmental Body	Section 1.1
Guarantees	Section 6.10
Hammonton Farms	Preamble
Hazardous Substance	Section 1.1
Indebtedness	Section 1.1
Indemnified Director and Officer	Section 6.6(a)
Indemnified Party	Section 7.4(a)
Indemnifying Party	Section 7.4(a)
Independent Accounting Firm	Section 1.1
Initiating Party	Section 6.8
Insurance Policies	Section 4.16
Intellectual Property	Section 1.1
Interests	Recitals
IRS	Section 1.1
Knowledge of Buyer	Section 1.1
Knowledge of Seller	Section 1.1
Law	Section 1.1
Legal Proceeding	Section 1.1
Liabilities	Section 1.1
Lien	Section 1.1
Loss	Section 7.2(a)
Losses	Section 7.2(a)
Material Adverse Effect	Section 1.1
Material Company IP Agreements	Section 1.1
Material Contract	Section 4.9(a)
Material Contracts	Section 4.9(a)
Mathews	Recitals
Mathews Leased Real Property	Section 4.22(b)
Mathews Owned Real Property	Section 4.22(a)
Mathews Real Property Leases	Section 4.22(b)
Nevada Cement	Section 1.1
Order	Section 1.1
Organizational Documents	Section 1.1
Parties	Preamble

Term	Section No.
Party	Preamble
Patents	Section 1.1
Permits	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
Personal Information	Section 1.1
Post-Closing Period	Section 1.1
Pre-Closing Period	Section 1.1
Privileged Communications	Section 8.12
Real Property	Section 1.1
Related Party	Section 1.1
Release	Section 1.1
Restricted Activities	Section 6.11(a)
Restricted Activity	Section 6.11(a)
Retained Property	Section 6.14
Securities Act	Section 5.7
Seller	Preamble
Seller 401(k) Plan	Section 6.3(e)
Seller Counsel	Section 8.12(a)
Seller Indemnified Parties	Section 7.3(a)
Seller Indemnifying Parties	Section 7.2(a)
Seller Name	Section 6.9(a)
Seller Plan	Section 4.10(a)
Seller Releasees	Section 8.13(a)
Significant Customers	Section 4.18
Significant Suppliers	Section 4.18
Solvent	Section 1.1
Spin-Off	Section 1.1
Straddle Period	Section 1.1
Subsidiary	Section 1.1
Tax	Section 1.1
Tax Return	Section 1.1
Taxes	Section 1.1
Taxing	Section 1.1
Teichert	Preamble
Teichert Guarantee	Section 6.13(a)
Third Party Claim	Section 1.1
Trade Secrets	Section 1.1

Term	Section No.
Trademarks	Section 1.1
Transaction Expenses	Section 1.1
Transactions	Section 2.1
Transition Services Agreement	Section 1.1
under common control with	Section 1.1
Valuation Report	Section 6.5(g)
Vested Rights Appeal	Section 6.4(a)
Vested Rights Area	Section 1.1
Western	Recitals
Western Leased Real Property	Section 4.22(c)
Western Real Property Leases	Section 4.22(c)
Working Capital	Section 1.1
Yuba Goldfields	Section 1.1
Yuba Goldfields Agreements	Section 4.22(g)

Article II – PURCHASE AND SALE OF INTERESTS

Purchase and Sale

. At the Closing, (a) Seller hereby sells, assigns, transfers, conveys and delivers to Hammonton Farms, and Hammonton Farms hereby purchases and accepts from Seller, all of Seller’s rights, title and interest in the Interests of Western, and (b) Seller hereby sells, assigns, transfers, conveys and delivers to Teichert, and Teichert hereby purchases and accepts from Seller, all of Seller’s rights, title and interest in the Interests of Mathews, in each case free and clear of all Liens (other than Permitted Liens), on the terms set forth in this Agreement (the transactions contemplated by this Agreement and the Ancillary Agreements, the “Transactions”).

Purchase Price

. The Interests will be sold to Buyer for an aggregate purchase price of $93,500,000 (the “Base Purchase Price”), subject to adjustment as provided in Section 2.3.  At the Closing, Buyer shall pay to Seller (or its designee), by wire transfer of immediately available funds to such account as directed by Seller, the Closing Purchase Price.

2.3Purchase Price Adjustments.

(a)Prior to the date hereof, Seller has delivered to Buyer a report (the “Estimated Closing Report”) setting forth its good faith calculation of (i) the estimated Acquired Companies Indebtedness (“Estimated Acquired Companies Indebtedness”); (ii) the estimated Transaction Expenses (“Estimated Transaction Expenses”), (iii) the Estimated Cash Amount and (iv) the Closing Purchase Price.  The Estimated Closing Report shall be binding on the Parties hereto for purposes of determining the Estimated Acquired Companies Indebtedness, Estimated Transaction Expenses, the Estimated Cash Amount and the Closing Purchase Price.

(b)Within ninety (90) days after the date hereof, Buyer shall prepare and deliver to Seller a report (the “Closing Report”) setting forth its good faith calculations of (i) the

Acquired Companies Indebtedness (“Closing Acquired Companies Indebtedness”); (ii) Transaction Expenses (“Closing Transaction Expenses”); (iii) the Closing Cash Amount and (iv) the Final Adjustment Amount, in each case, calculated as of the Closing.  Buyer (A) shall deliver to Seller any documentary materials and analyses used in the preparation of the Closing Report that are reasonably requested by Seller and (B) shall, and shall use its reasonable best efforts to cause its accountants to, cooperate with and assist Seller and its accountants in the conduct of the review of such documentary materials and analyses, including by providing reasonable access to any books, records and work papers and making available personnel to the extent reasonably required in connection with such review.  Buyer agrees that, following the Closing through the date that the Closing Report becomes final, binding and conclusive on all Parties in accordance with this Section 2.3, it will maintain records in a manner that is not inconsistent with the past practice of the business of the Companies to the extent required to meet Buyer’s obligations set forth in this Section 2.3(b).

(c)In the event that Seller does not agree that the Closing Report prepared by Buyer accurately reflects all or any portion of the Closing Cash Amount, the Closing Acquired Companies Indebtedness, the Closing Transaction Expenses or the Final Adjustment Amount, or that the Closing Report was prepared in the manner required by this Agreement, Seller shall, within forty-five (45) days of the date on which Buyer delivers the Closing Report to Seller, prepare and deliver to Buyer a written notice of dispute (the “Dispute Notice”), which Dispute Notice shall set forth the basis for the dispute.  In the event that Seller does not deliver a Dispute Notice to Buyer within the time period required by the immediately preceding sentence, then the Closing Report prepared by Buyer, including the Closing Cash Amount, the Closing Acquired Companies Indebtedness, the Closing Transaction Expenses and the Final Adjustment Amount set forth therein shall be deemed to be and shall become final, binding and conclusive on all of the Parties hereto.

(d)In the event that Seller timely delivers a Dispute Notice to Buyer in accordance with the terms hereof, Buyer and Seller shall attempt to reconcile the disputed items, and any resolution by them as to any such disputes shall be final, binding and conclusive on all of the Parties hereto.  If Seller and Buyer are unable to resolve any such dispute within twenty (20) Business Days of Buyer’s receipt of the Dispute Notice from Seller, Buyer and Seller shall submit the items remaining in dispute for resolution to the Independent Accounting Firm.  Promptly following the submission of the items in dispute to the Independent Accounting Firm, and in any event within ten (10) Business Days following such submission, each of Buyer and Seller shall submit to such Independent Accounting Firm (and the other Party) all documentary materials and analyses that Buyer or Seller, as the case may be, believes to be relevant to a resolution of the dispute set forth in the Dispute Notice.  The Independent Accounting Firm shall consider only those items or amounts set forth in the Closing Report as to which Seller has disagreed in the Dispute Notice.  The Independent Accounting Firm’s determination shall be based solely on written submissions by Seller and Buyer that are in accordance with the applicable definitions, guidelines and procedures set forth herein (i.e., not on the basis of independent review).  Neither Party shall engage in any ex parte communications with the Independent Accounting Firm.  The Independent Accounting Firm shall, within thirty (30) days after receipt of all such submissions by Buyer and Seller, determine and deliver to Buyer and Seller a written report containing such Independent Accounting Firm’s determination of all disputed matters submitted to it for resolution, and such written report and the determinations contained therein shall be final, binding and conclusive on all of the Parties hereto.  With respect to each disputed item, such determination, if not in accordance with the position of either Buyer or Seller, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the Dispute Notice or Buyer in the Closing Report.  The fees and expenses of the Independent Accounting Firm shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the actual amount not awarded to Seller or Buyer, respectively, in relation to the aggregate amount actually contested by Seller and Buyer.

(e)Within three (3) Business Days after the Closing Report has become final, binding and conclusive on all Parties in accordance with this Section 2.3, (i) Buyer shall pay to Seller (or its designee) the Final Adjustment Amount, if such amount is positive, or (ii) Seller shall pay to Buyer (or its designee) the Final Adjustment Amount, if such amount is negative.  Payments under this Section 2.3(e) shall be made by wire transfer of immediately available funds to an account that is designated by the Party entitled to payment.

(f)Any payments made pursuant to this Section 2.3 and any indemnification payments made pursuant to Article VII shall be treated as adjustments to the Closing Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Allocation of Purchase Price

(a).  Within the later of (a) sixty (60) days after the date hereof or (b) forty-five (45) days following the final determination of the Final Adjustment Amount pursuant to Section 2.3, Buyer shall deliver to Seller a draft allocation of the Closing Purchase Price (as adjusted pursuant to Section 2.3) and all other amounts treated as consideration for U.S. federal income tax purposes among the assets of the Companies (the “Draft Allocation”).  The Draft Allocation shall be prepared in accordance with Section 1060 of the Code.  If Seller disagrees with the Draft Allocation, Seller may, within sixty (60) days after receipt of the Draft Allocation, deliver a written notice to Buyer to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation in respect of those items.  Buyer and Seller shall then use their commercially reasonable efforts to reach agreement on any such disputed items or amounts.  If, after using commercially reasonable efforts, Buyer and Seller are unable to reach such agreement, each of Buyer and Seller may adopt separate positions on their respective Tax Returns with respect to such disputed items or amounts.  Assuming that Buyer and Seller reach such an agreement (the “Final Allocation”), such Final Allocation shall be conclusive and binding on all Parties.  Buyer and Seller agree that they (i) shall (and shall cause their respective Affiliates to) prepare and file all Tax Returns (and IRS Forms 8594) in a manner consistent with the Agreed Tax Treatment and the Final Allocation and (ii) shall not take (and shall cause their respective Affiliates not to take) any Tax position that is inconsistent with the Agreed Tax Treatment or the Final Allocation, in each case unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Article III – CLOSING

Closing

. The closing of the Transactions (the “Closing”) shall take place by electronic transmission of documents (in .pdf format) (except to the extent that local California or Nevada Law requires transmission of an original document) and by wire transfer of funds (or in such other manner as the Parties may mutually designate in writing) on the date hereof.  The Closing shall be deemed effective at the close of business (Pacific time) on the date hereof and after giving effect to the Closing Cash Sweep.

3.2Closing Deliveries.

(a)At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)a duly executed counterpart to an assignment and transfer agreement transferring the Interests to Buyer free and clear of all Liens (other than Permitted Liens) (the “Assignment and Transfer Agreement”);

(ii)with respect to each Company, a certificate duly executed and completed by the entity that is treated as the owner of such entity for U.S. federal income tax purposes, substantially in the form specified in Treasury Regulations Section 1.1445-2(b)(2)(iv), certifying such entity’s non-foreign status;

(iii)with respect to each Acquired Company, a good standing certificate and tax clearance certificate in each such Acquired Company’s state of formation and in the state in which such Acquired Company is qualified to do business;

(iv)a manager’s or officer’s certificate of Seller certifying as true and correct copy, and attaching thereto, each Acquired Company’s Organizational Documents, each as amended to date, and a copy of the resolutions or written consent of the Board of Managers of Seller, including on behalf of Seller in its capacity as the sole member of each Company, in each case, approving and/or adopting this Agreement, any Ancillary Agreement to which such Company is a party and the Transactions;

(v)a resignation and release from each officer, director and manager of each Acquired Company from their respective positions as such (and not from employment), other than the officers, directors and managers listed on Section 3.2(a)(v) of the Company Disclosure Schedule; provided, that no release by any such officer, director or manager shall inhibit recovery by such Person as an “Indemnified Director and Officer” under the tail insurance policies of the Acquired Companies described in Section 6.6(b);

(vi)evidence that the Acquired Companies have no continuing Liability with respect to any credit facility or publicly traded notes of Eagle Materials or any publicly traded entity resulting from the Spin-Off;

(vii)all documentation necessary to obtain releases of all Liens (if any) that arise in connection with any Acquired Companies Indebtedness set forth on Section 3.2(a)(vii) of the Company Disclosure Schedule, other than the Permitted Liens;

(viii)payoff and release letters from the holders of any Acquired Companies Indebtedness set forth on Section 3.2(a)(vii) of the Company Disclosure Schedule that, in each case, (A) reflect the amounts required in order to pay in full such Acquired Companies Indebtedness and (B) provide that, upon payment in full of the amounts indicated, all Liens (if any) with respect to such Acquired

Companies Indebtedness on the assets of the Acquired Companies shall be terminated and of no further force and effect;

(ix)a duly executed counterpart to each of (A) the Cement Purchase Agreement and (B) the Transition Services Agreement;

(x)a duly executed quitclaim deed from Mountain Cement Company LLC conveying to Western all of Mountain Cement Company LLC’s right, title and interest in and to any rights, including the mineral estate, granted to Mountain Cement Company LLC’s predecessor in interest under that certain Grant of Mineral Estate and Declaration of Covenants made as of December 12, 1989 by and between Yuba Natural Resources, Inc. and H Corp.;

(xi)a duly executed assignment and assumption agreement from Mountain Cement Company LLC conveying to Western all of Mountain Cement Company LLC’s right, title and interest in and to any rights granted to Mountain Cement Company LLC’s predecessor in interest under that certain Cooperative Agreement made as of December 12, 1989 among Western, Yuba Natural Resources, Inc., Westgold Placer Corp., Yuba Placer Gold Company and H Corp.;

(xii)a duly executed assignment and assumption agreement from Mountain Cement Company LLC conveying to Western all of Mountain Cement Company LLC’s right, title and interest in and to any rights granted to Mountain Cement Company LLC’s predecessor in interest under that certain Agreement Regarding Mutual Operations on the Yuba Goldfields entered into as of December 18, 1992 by and among Cal Sierra Gold, Inc., Cal Sierra Development, Inc., Yuba Placer Gold Company, Western and H Corp.;

(xiii)a duly executed quitclaim deed from Eagle Materials conveying to Western all of Eagle Materials’ right, title and interest in and to any rights granted to Eagle Materials with respect to the Centex Property;

(xiv)copies of all material documents, instruments and agreements (if any), with respect to the release and discharge of all obligations and intercompany accounts owing between Seller and its Affiliates, on the one hand, and the Acquired Companies, on the hand (other than certain amounts payable by Mathews to Nevada Cement for the purchase of cement in the ordinary course of business that may be outstanding as of the Closing);

(xv)evidence of the amendment or other modification of any Contract governing any (A) bank and brokerage account held by, or in the name of, Seller or any of its Affiliates (other than the Acquired Companies) or (B) bank and brokerage account held by, or in the name of, any Acquired Company as may be required to delink the respective accounts described in clauses (A) and (B); and

(xvi)confirmation from Seller that Seller or its Affiliates have taken the actions set forth on Section 4.12 of the Company Disclosure Schedule with respect to the claims set forth on Section 4.12 of the Company Disclosure Schedule.

(b)At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i)the Closing Purchase Price, as provided in Section 2.2;

(ii)a duly executed counterpart to the Assignment and Transfer Agreement; and

(iii)a duly executed counterpart to each of (A) the Cement Purchase Agreement and (B) the Transition Services Agreement.

Closing Cash Sweep

. Seller or one of its Affiliates (other than the Acquired Companies) shall be permitted to complete the Closing Cash Sweep prior to the close of business (Pacific time) on the date hereof.  Buyer shall, and shall cause the Acquired Companies to, as applicable, allow Seller or any of its Affiliates to complete the Closing Cash Sweep and cooperate as necessary in connection therewith.

Article IV – REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Disclosure Schedule delivered by Seller to Buyer in connection with this Agreement (the “Company Disclosure Schedule”), Seller hereby represents and warrants to Buyer as follows:

Organization and Good Standing of Seller and the Acquired Companies; No Violations.

(a)Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own the Interests.  Each Acquired Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite power and authority to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts business, so as to require such qualification, except where the lack of such qualification or good standing would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies.

(b)No Acquired Company is in violation of any of the provisions of its Organizational Documents.  Seller has provided to Buyer, prior to the date hereof, complete and correct copies of the Organizational Documents of the Acquired Companies.

Authorization of Agreement; Enforceability

. Seller has all requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the applicable Transactions by Seller have been duly authorized by all requisite action on the part of Seller.  This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this

Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

4.3Ownership of Membership Interests; Subsidiaries.

(a)Seller is the sole member of each Company and has good and valid title to one hundred percent (100%) of the Interests, free and clear of all Liens, except for Permitted Liens.

(b)Section 4.3(b) of the Company Disclosure Schedule sets forth a true and complete list of Western’s Subsidiaries and the holder(s) of the membership interests of each such Subsidiary, and each such holder has good and valid title to one hundred percent (100%) of the membership interests of each such Subsidiary, free and clear of all Liens, except for Permitted Liens. Mathews has no Subsidiaries.

(c)Other than the Interests and the membership interests of the Companies’ Subsidiaries, no membership interests, equity interests or any other securities in any Acquired Company have been authorized, issued or are outstanding.  As of the date hereof, other than this Agreement, there are no outstanding or authorized rights, or other agreements or commitments, to which any Acquired Company or Seller is a party or which are binding upon any Acquired Company or Seller providing for the sale or transfer of the Interests or the issuance of any additional ownership interests in any Acquired Company.  The Interests and the membership interests of the Companies’ Subsidiaries are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Organizational Documents of the Acquired Companies or any Contract to which Seller or any Acquired Company is a party or by which Seller or any Acquired Company or any of their respective assets is bound.  There are no outstanding obligations arising under any Contract of Seller or any Acquired Company to repurchase, redeem or otherwise acquire any Interests.

(d)No Acquired Company owns any equity interests in any Person (other than the Companies’ Subsidiaries).

4.4Conflicts; Consents of Third Parties.

(a)Assuming all waivers, Orders and Permits described in Section 4.4(b) and Section 5.3(b) have been obtained, and all declarations, filings or notifications described in Section 4.4(b) and Section 5.3(b), if any, have been made, none of the execution, delivery or performance by Seller of this Agreement, or the consummation by Seller of the Transactions, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation of any obligation, or result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of Seller or the Acquired Companies, as applicable, under any provision of (i) the Organizational Documents of Seller or the Acquired Companies, (ii) any Material Contract or any Permit applicable to any Acquired Company or by which any of the properties or assets of any Acquired Company are bound or (iii) any Law or Order applicable to Seller or any Acquired Company or by which any of the properties or assets of Seller or any Acquired Company are bound, other than, in the case of subclauses (ii) and (iii), such items that would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies.

(b)Subject to Section 4.4(b) of the Company Disclosure Schedule, no waiver, Order, Permit or declaration or filing with, or notification to, any Person (under any Contract or otherwise) or Governmental Body is required on the part of Seller or the Acquired Companies in connection with the consummation of the Transactions, other than (i) such waivers, Orders, Permits the failure of which to obtain from, or declarations, filings or notifications the failure of which to make to, any Governmental Body would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies and (ii) filings necessary to evidence the release of any Liens to be released in connection with the Closing.

4.5Financial Statements; No Undisclosed Liabilities; Indebtedness.

(a)Seller has delivered to Buyer copies of (i) the unaudited balance sheet for each Acquired Company as of March 31, 2019, and the related unaudited income statements for the twelve (12)-month period then ended and (ii) the unaudited balance sheet of each Acquired Company as of December 31, 2019 and the related unaudited income statements for the nine-month period then ended (collectively, the “Financial Statements”).

(b)The Financial Statements were derived from the books and records of the Acquired Companies and were prepared in accordance with GAAP, except as otherwise noted therein, consistently applied, subject in the case of unaudited combined financial statements, to normal year-end adjustments and the absence of footnotes, as at the dates and for the periods presented, and present fairly in all material respects the financial position and results of operations of the Acquired Companies as at the dates and for the periods presented; provided, that the Financial Statements are qualified in their entirety by the fact that the Acquired Companies have not operated historically on a stand-alone basis as of the dates or during the periods presented in the Financial Statements and the Acquired Companies have received certain allocated charges and credits from Eagle Materials and its Affiliates, including general and administrative expenses, which do not necessarily reflect amounts which would have resulted from arm’s-length transactions or which the Acquired Companies would have incurred had they operated on a stand-alone basis as of such dates or during such periods and may not be indicative of what the financial position and results of operations of the Acquired Companies would have been with respect to such allocated charges and credits or will be in the future.

(c)As of the date hereof, no Acquired Company has any liabilities of any kind that would be required to be reflected in, reserved against or otherwise described on an audited balance sheet prepared in accordance with GAAP, and that are not so reflected in, reserved against or described on the Financial Statements as of December 31, 2019, other than (i) liabilities incurred in the ordinary course of business since December 31, 2019 and not exceeding $100,000 individually and $500,000 in the aggregate, (ii) liabilities incurred in connection with the Transactions or the announcement, negotiation, execution and performance of this Agreement and the Ancillary Agreements, or (iii) liabilities incurred in connection with (A) non-delinquent executory Contracts with customers and leases, and (B) trade payables and other items of the type included in Working Capital.

(d)Section 4.5(d) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of all Indebtedness of the Acquired Companies.

4.6Absence of Certain Developments.

(a)Except as otherwise contemplated hereby, from December 31, 2019 through the date hereof, the Acquired Companies have operated, in all material respects, in the ordinary course of business.

(b)From December 31, 2019 through the date hereof, (i) there has not been a Material Adverse Effect and (ii) Seller has not caused any Acquired Company (or, in the case of Section 4.6(b)(x), any applicable Affiliate) to, except (A) as set forth on Section 4.6(b) of the Company Disclosure Schedule, (B) as required or prohibited by applicable Law or (C) as expressly contemplated by this Agreement:

(i)dissolve, liquidate or take any action to dissolve or liquidate itself;

(ii)amend the Organizational Documents of such Acquired Company;

(iii)other than as required by an existing Benefit Plan or Contract or applicable Law or otherwise in the ordinary course of business or in connection with changes to employee benefit arrangements applicable to similarly situated employees of Seller and its Affiliates, (A) materially increase the compensation of any Company Employee by more than 5% in the aggregate; (B) grant any bonus to any Company Employee; (C) materially amend or increase the compensation or benefits under any Benefit Plan; (D) accelerate the vesting of or lapsing of restrictions with respect to any incentive compensation under any Benefit Plans; (E) hire any Company Employee with a base salary of more than $100,000 per year (other than any Company Employee who is hired to replace a Company Employee that has left the applicable Acquired Company); or (F) terminate the employment of any Company Employee earning a base salary of more than $100,000 per year, other than a termination for cause;

(iv)subject to, or impose any Lien upon, any of the material properties or material assets of such Acquired Company, except for Permitted Liens;

(v)enter into or agree to enter into any merger or consolidation with any other Person, or acquire the securities of any other Person;

(vi)issue, sell, deliver or dispose of (or agree to do so) any ownership interests (including securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any ownership interests of any Acquired Company) in such Acquired Company;

(vii)other than in the ordinary course of business, acquire or purchase the assets of another Person for aggregate consideration in excess of $500,000, individually, or $1,000,000, in the aggregate, except for capital expenditures made pursuant to the Capital Expenditure Plan;

(viii)other than in the ordinary course of business, incur or assume or otherwise become responsible for any Indebtedness for borrowed money, except any such Indebtedness (A) that will be repaid prior to or at Closing or (B) with respect to which such Acquired Company’s obligations will be released prior to or at Closing;

(ix)other than in the ordinary course of business, make any loans or advances or capital contributions to, acquisitions of or investments in, any other Person;

(x)sell, transfer, lease or license (A) any material assets of such Acquired Company, including any interest in or rights related to the ownership or operation of the Real Property or the Yuba Goldfields, or (B) any material interests, rights or assets necessary to own and operate the business of the Acquired Companies which are owned by any other Affiliate of Seller holding real estate rights or assets in the Yuba Goldfields, other than (1) nonexclusive licenses of Company Intellectual Property granted in the ordinary course of business or (2) the sale of such Acquired Company’s or other Affiliate’s inventory, goods, products and services in the ordinary course of business, and except as may be deemed a Permitted Lien (provided that, for purposes of this paragraph, Permitted Liens shall be deemed to exclude clauses (a) and (f) of the definition of Permitted Liens);

(xi)make any material change in any method of financial accounting or financial accounting practice or policy other than as required by GAAP;

(xii)make any capital expenditure in excess of $500,000, individually, or $1,000,000, in the aggregate, except for capital expenditures made pursuant to the Capital Expenditure Plan;

(xiii)waive, release, cancel, assign, settle or compromise any Legal Proceeding against such Acquired Company, other than waivers, releases, cancellations, assignments, settlements or compromises that involved only the payment of monetary damages not in excess of $500,000, individually, or $1,000,000, in the aggregate, or that related to Taxes;

(xiv)on any Tax Return, make any election that is inconsistent with elections made in preparing or filing similar Tax Returns in prior periods; or

(xv)authorize, or commit or agree to do, anything set forth in this Section 4.6(b).

4.7Taxes.

(a)Except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies, (i) all Tax Returns required to be filed by or with respect to the Acquired Companies have been timely filed (taking into account extensions), (ii) all such Tax Returns were prepared in accordance with applicable Law and are true, correct and complete in all material respects, (iii) all Taxes shown as due and payable by the Acquired Companies on such Tax Returns have been timely paid, (iv) no examination, audit, claim, assessment, deficiency or Legal Proceeding in respect of any Taxes of the Acquired Companies is pending or, to the Knowledge of Seller, has been threatened by any Governmental

Body in writing and (v) no Acquired Company has executed or filed with any Governmental Body any agreement currently in effect that extends the period of assessment, reassessment or collection of any Taxes.

(b)Each Company is, and has been since April 1, 2004, treated and properly classified as a disregarded entity for U.S. federal and applicable state income tax purposes.

(c)Notwithstanding any other provision of this Agreement, Buyer acknowledges and agrees that no representation or warranty is made by Seller in this Agreement or any Ancillary Agreement in respect of Tax matters, other than the representations and warranties contained in this Section 4.7 and the representations and warranties specifically referencing the Code contained in Section 4.10.

4.8Intellectual Property.

(a)Section 4.8(a) of the Company Disclosure Schedule lists all registrations and applications for Patents, Trademarks, Copyrights, and Internet domain name registrations owned by the Acquired Companies as of the date hereof, including, for each item listed, the owner, jurisdiction and issuance, registration or application number and date, as applicable, of such item.

(b)Section 4.8(b) of the Company Disclosure Schedule lists all Material Company IP Agreements as of the date hereof.

(c)Except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies, (i) each of the Acquired Companies owns or has the right to use, in the manner used as of the date hereof, all of the material Company Intellectual Property, (ii) the Acquired Companies have used reasonable commercial efforts to maintain the confidentiality of material Trade Secrets included in the Company Intellectual Property, (iii) no Acquired Company is in material breach of, or has provided or received any notice of material breach of, any Material Company IP Agreement and (iv) no Acquired Company has received, since January 1, 2016 through the date hereof, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the Company Intellectual Property that has not been settled or otherwise fully resolved.

(d)As of the date hereof, to the Knowledge of Seller, no Person is infringing or otherwise violating any material Company Intellectual Property, and no Legal Proceedings are pending or threatened against any Person by any Acquired Company in respect thereof.  Since January 1, 2016 through the date hereof, no Acquired Company has received written notice alleging that any material Company Intellectual Property or the conduct of the business of the Acquired Companies infringes or otherwise violates any Person’s Intellectual Property, except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies.

(e)With respect to data protection and privacy, since January 1, 2016, the Acquired Companies have complied in all material respects with all applicable Laws and all of the Acquired Companies’ internal or customer-facing policies.  To the Knowledge of Seller, since January 1, 2016, the Acquired Companies have not suffered any actual or threatened breach, unauthorized disclosure, or misuse of any Personal Information and have not been the subject of any claim, complaint, proceeding or investigation relating thereto.

(f)Notwithstanding any other provisions of this Agreement, Buyer acknowledges and agrees that the representations and warranties contained in this Section 4.8 are the only representations and warranties given by Seller with respect to Intellectual Property matters, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

4.9Material Contracts.

(a)Section 4.9(a) of the Company Disclosure Schedule identifies all of the Contracts in effect as of the date hereof to which any Acquired Company is a party or by which any of the properties or assets of any Acquired Company are bound (each a “Material Contract” and, collectively, the “Material Contracts”) (excluding any Yuba Goldfields Agreements, Benefit Plans and Material Company IP Agreements), and Section 4.9(a) of the Company Disclosure Schedule contains a written summary of the material terms of any oral Contracts, that:

(i)required payments to or from any Acquired Company in excess of $100,000 in the preceding twelve-month period, other than pursuant to purchase or sales orders made in the ordinary course of business;

(ii)are made with any Affiliate of any Acquired Company;

(iii)contain a provision (A) limiting in any material respect the ability of any Acquired Company to engage in any line of business or in any geographic area or to compete with any Person, to market any product or to solicit customers, (B) granting the other party “most favored nation” status or equivalent preferential pricing terms that materially limit the operations or conduct of any Acquired Company’s business, as currently conducted, or (C) granting the other party exclusivity or similar rights that materially limit the operations or conduct of any Acquired Company’s business, as currently conducted;

(iv)relate to the creation, incurrence, assumption or guarantee of Indebtedness for borrowed money in a principal amount in excess of $150,000;

(v)provide for the making of any advance, loan, extension of credit or capital contribution to, or other investment in, a Person, in such case which, individually, is in excess of $150,000;

(vi)provide for a material joint venture, partnership or similar arrangement;

(vii)grant any Person (other than Buyer and its Affiliates) an option or a first refusal, first offer or similar preferential right to purchase or acquire any ownership interests in, or material assets of, any Acquired Company;

(viii)are with Significant Customers or Significant Suppliers, other than purchase or sales orders made in the ordinary course of business;

(ix)are a collective bargaining agreement or with any labor organization;

(x)are agreements with any employee, individual independent contractor or individual consultant of the Acquired Companies, in each case, providing for aggregate payments to any such employee, independent contractor or consultant in excess of $150,000 annually, excluding employment offer letters that set forth the terms of at-will employment and do not contain any severance obligations;

(xi)relate to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business of another Person pursuant to which any Acquired Company has continuing indemnification or payment obligations, or relate to any such proposed (but unconsummated) acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise);

(xii)under which any Acquired Company has continuing guarantee, royalty payment, achievement or results payment, milestone payment, “earn-out” or other contingent payment obligations, or that provide for future payments by any Acquired Company that are triggered by a change of control of an Acquired Company;

(xiii)are settlement, conciliation or similar agreements pursuant to which any Acquired Company will have any material obligation after the date of this Agreement; or

(xiv)provide for a term of more than twelve (12) months, are not terminable by the applicable Acquired Company upon less than 30 days’ notice without penalty and require payments to or from any Acquired Company in excess of $50,000 in the preceding twelve-month period, other than pursuant to purchase or sales orders made in the ordinary course of business.

(b)Seller has made available to Buyer a true and complete copy of each written Material Contract, together with all amendments, exhibits and attachments thereto. Except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies, as of the date hereof, (i) each Material Contract is a legal, valid and binding obligation of the applicable Acquired Company or Seller, as applicable, and, to the Knowledge of Seller, on each counterparty and is in full force and effect, subject to the Enforceability Exceptions, (ii) the applicable Acquired Company and Seller have performed all material obligations required to be performed by them under the Material Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of Seller, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and (iii) no Acquired Company has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any Material Contract (other than any interest granted to any lender of Seller and its Affiliates that will be released at Closing).

4.10Employee Benefit Plans.

(a)Section 4.10(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each material Benefit Plan.  For purposes of this Agreement, “Benefit Plan” shall mean each plan, program, policy or Contract providing for compensation, severance, termination pay, performance awards, equity or “profits interests” awards, health insurance, 401(k) plan, fringe benefits or other employee benefits, if any, including any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is sponsored, maintained or contributed to by Seller or any of its Affiliates and in which any Company Employee participates, or in respect of which any Acquired Company has any liability.  Section 4.10(a) of the Company Disclosure Schedule indicates each Benefit Plan that is subject to Title IV of ERISA.   Each Benefit Plan identified with an asterisk on Section 4.10(a) of the Company Disclosure Schedule constitutes a Benefit Plan maintained by an Acquired Company (a “Company Plan,” and each Benefit Plan that is not a Company Plan, a “Seller Plan”).

(b)The Acquired Companies have made available to Buyer true and complete copies of each Benefit Plan or a written description thereof, and, to the extent applicable to a Company Plan, the summary plan descriptions, the most recent determination letter or opinion letter received from the IRS, the most recent annual report (including Form 5500, with all applicable attachments), and all related trust agreements, insurance Contracts, and other funding arrangements which implement the Company Plan.

(c)To the Knowledge of Seller, each Company Plan and, except as would not reasonably be expected to result in liability to an Acquired Company, each Seller Plan has been established, maintained and operated in material accordance with its terms and in material compliance with all applicable Laws, including, if applicable, ERISA and the Code.

(d)There is no Legal Proceeding pending, or, to the Knowledge of Seller, threatened (other than routine claims for benefits) with respect to any Company Plan or, except as would not reasonably be expected to result in liability to an Acquired Company, any Seller Plan.

(e)Each Acquired Company has complied with in all material respects with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any other applicable Law mandating continuing health care coverage.

(f)No Acquired Company has incurred (whether or not assessed) or would reasonably be expected to incur or be subject to any material Taxes or other penalty under Section 4980B, 4980D or 4980H of the Code.

(g)With respect to each Company Plan and, except as would not reasonably be expected to result in liability to an Acquired Company, each Seller Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due from an Acquired Company have been timely made in accordance with the terms of the applicable Benefit Plan and within the time periods prescribed by ERISA and the Code and all contributions, distributions, reimbursements and premium payments for any period ending on or before the date hereof which are not yet due from an Acquired Company have been made or properly accrued.

(h)Each Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination letter or is the subject of an opinion or advisory letter from the IRS that such Benefit Plan is so qualified, and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan.

(i)There have been no non-exempt “prohibited transactions” described in Section 406 of ERISA or Section 4975 of the Code with respect to any Company Plan or, except as would not reasonably be expected to result in liability to an Acquired Company, any Seller Plan.  There has been no breach of fiduciary duty (as determined under ERISA) or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

(j)No Company Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, (ii) death or retirement benefits under any Company Plan that is intended to be qualified under Section 401(a) of the Code, or (iii) severance benefits.

(k)No Company Plan is, and no Acquired Company has any current or contingent liability with respect to, a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  No Acquired Company contributes to, or has any obligation to contribute to, a multiemployer plan, as defined in Section 3(37) of ERISA.  Except as set forth on Section 4.10(k) of the Company Disclosure Schedule, no Acquired Company has any current or contingent liability or obligation under Title IV of ERISA, including by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(l)No contributions are due to any Company Plan that is or was a defined benefit plan (as defined in Section 3(35) of ERISA), and, as of March 31, 2019, each such Benefit Plan was funded to the extent necessary to pay substantially all benefits that would reasonably be expected to be due if such Benefit Plan were terminated as of such date.

(m)Except as set forth on Section 4.10(m) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions will (whether alone or together with any other event or events) (i) entitle any Person to any increase in any compensation or benefits (including any cash or equity award or benefit or severance benefit) from an Acquired Company or Company Plan, (ii) accelerate the time at which any compensation, benefits or award from an Acquired Company or Company Plan may become payable, vested or required to be funded in respect of any such Person, (iii) entitle any Person to any additional compensation, benefits or awards from an Acquired Company or Company Plan or (iv) result in payments which would not be deductible as a result of Section 280G of the Code.

(n)No Company Plan and, except as would not reasonably be expected to result in liability to an Acquired Company, no Seller Plan is under audit or, to the Knowledge of Seller, investigation by, or is the subject of a proceeding with respect to, the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(o)Each Company Plan and, except as would not reasonably be expected to result in liability to an Acquired Company, each Seller Plan, in each case that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code, complies with and has been maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any Department of Treasury or IRS regulations or guidance issued thereunder, and no amount under any such Company Plan or Seller Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.  No Acquired Company has any obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) or 4999 of the Code.

4.11Labor.

(a)Section 4.11(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Company Employees, showing for each: (i) name, (ii) employer, (iii) hire date, (iv) current job title or position (including whether full or part-time), (v) current base salary level and current target bonus, as applicable, and (vi) Fair Labor Standards Act classification (i.e., “exempt” or “nonexempt”).

(b)As of the date hereof, other than those collective bargaining agreements listed in Section 4.11(b) of the Company Disclosure Schedule, no Acquired Company is a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union.

(c)Seller has made available to Buyer true and complete copies of (i) all existing severance or other leave agreements and related policies for any current director, manager, officer, employee or individual service provider, (ii) all employee trade secret, non-compete, non-disclosure and invention assignment agreements and (iii) all employee manuals and handbooks applicable to any current director, manager, officer, employee or individual service provider of the Acquired Companies.  The employment or consulting arrangement of each officer, employee or individual consultant of the Acquired Companies is, subject to applicable Laws, terminable at will (without the imposition of penalties or damages) by the applicable Acquired Company (other than employees whose terms and conditions of employment are governed by the collective bargaining agreements listed on Section 4.11(c) of the Company Disclosure Schedule), and no Acquired Company has any severance obligations if any such officer, employee or consultant is terminated.  To the Knowledge of Seller, (A) no Acquired Company has received written notice that any executive or key employee of any Acquired Company intends to terminate his or her employment with such Acquired Company within the twelve (12) months immediately following the date hereof and (B) no executive or key employee of any Acquired Company is a party to or bound by any confidentiality, non-competition, proprietary rights or other similar agreement that would materially restrict the performance of such individual’s employment duties or the ability of the Acquired Companies to conduct their businesses.

(d)The Acquired Companies have not experienced (nor, to the Knowledge of Seller, have they been threatened with) since January 1, 2016 any (i) strikes, work stoppages, work slowdowns or lockouts pending or (ii) any union organization campaigns with respect to Company Employees or disputes concerning representation of such Company Employees.  No Acquired Company has received since January 1, 2016 any written communications of the intent of any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting any Acquired Company and, to the Knowledge of Seller, no such investigation is in progress.

(e)Other than any amounts that by their terms are accrued or deferred, since January 1, 2016 the Acquired Companies have paid in full to all of their employees, independent contractors, and other individual service providers all wages, salaries, commissions, fees, reimbursements, wage premiums, severance, bonuses, benefits and other compensation due and payable to such employees, independent contractors and other individual service providers pursuant to any Law, Contract or policy.  From January 1, 2016 through the date hereof, the Acquired Companies have complied in all material respects with all applicable labor or employment related Laws including provisions thereof related to employment practices, terms and conditions of employment, wage and hour, employee classifications, independent contractors, labor relations, discrimination, sexual harassment, immigration and unions.  Since January 1, 2016, no Acquired Company has implemented any plant closing or mass layoff implicating the Worker Adjustment and Retraining Notification Act or similar Law, nor are any such actions currently contemplated, planned or announced.

Legal Proceedings

. As of the date hereof, except as set forth in Section 4.12 of the Company Disclosure Schedule, there is no Legal Proceeding to which any Acquired Company is a party pending or, to the Knowledge of Seller, threatened in writing, except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies.  As of the date hereof, no Acquired Company is subject to any outstanding Order, except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies.

4.13Compliance with Laws; Permits.

(a)Except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies or as set forth on Section 4.13(a) of the Company Disclosure Schedule, from January 1, 2016 through the date hereof, the Acquired Companies have been, and all operations of the Acquired Companies have been conducted, in compliance in all material respects with all applicable Laws of any Governmental Body and no Acquired Company has received any written notice of a violation of any Laws or of any inquiry, proceeding or investigation (including any site inspections) by any Governmental Body alleging or based on a violation of any applicable Laws by any Acquired Company.

(b)Except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies or as set forth on Section 4.13(b) of the Company Disclosure Schedule, as of the date hereof, (i) each Acquired Company has all material Permits which are required for the operation of its business as presently conducted, and (ii) no Acquired Company has received written notice from any Governmental Body that it is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Permit.

(c)No Acquired Company, nor, to the Knowledge of Seller, any of the officers, managers, directors, agents (acting on behalf of any Acquired Company) or employees of any Acquired Company, or any other Person acting on behalf of any Acquired Company, has since January 1, 2016 (i) made or offered in violation of applicable Law any contributions, gifts, entertainment or other expenses relating to political activity or in connection with the business of the Acquired Companies, (ii) made or offered in violation of applicable Law any payment or loan to or for the benefit of any officer or employee of any Governmental Body acting in its official capacity, political party or campaign, or any customer or supplier of any Acquired Company in order to influence any action or decision of the foregoing for the purpose of securing an improper advantage of any Acquired Company in obtaining or retaining business or to expedite or secure the performance of acts of a routine nature, (iii) violated any Anti-Corruption Laws; (iv) established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) made, offered or proposed to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment in violation of applicable Law in connection with the operation of the business of the Acquired Companies, in each case, except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies.

Environmental Matters

. Except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies:

(a)Each Acquired Company is, and since January 1, 2016 has been, in compliance with those Environmental Laws applicable to its operation. Since January 1, 2016, no Acquired Company has received any written notice, demand or claim alleging that such Acquired Company is in violation of, or liable under, any Environmental Law.

(b)There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against any Acquired Company alleging any violation of or liability under any Environmental Law.

(c)Each Acquired Company has obtained and is in compliance with those Permits required pursuant to Environmental Law for the operation of its business as presently conducted.

(d)To the Knowledge of Seller, there has been no Release of any Hazardous Substances in, at, on, or under any of the Real Property in a manner that would reasonably be expected to result in liability to any Acquired Company.

(e)Notwithstanding any other provisions of this Agreement, Buyer acknowledges and agrees that the representations and warranties contained in this Section 4.14 and Section 4.22(f)(vi) are the only representations and warranties given by Seller with respect to environmental matters, Environmental Laws and Hazardous Substances, and no other provisions of this Agreement or the Ancillary Agreements shall be interpreted as containing any representation or warranty with respect thereto.

Brokers

. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Seller, the Acquired Companies or any of their respective Affiliates.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Seller, the Acquired Companies or any of their Affiliates that will require any payment by Buyer or any Acquired Company, or any of their respective Affiliates, after the Closing.

Insurance

.  Section 4.16 of the Company Disclosure Schedule sets forth a correct and complete list of the insurance policies covering the Acquired Companies, their assets and their businesses as of the date hereof, other than any insurance policies in connection with a Benefit Plan (collectively, the “Insurance Policies”).  All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet due but may be required to be paid with respect to any period ending prior to the date hereof) and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation; provided, however, all such Insurance Policies that are claims-made policies shall cease to cover the Acquired Companies upon the Closing with respect to claims that arise after the Closing, and all such Insurance Policies that are occurrence-based policies shall cease to cover the Acquired Companies upon the Closing with respect to claims that relate to events occurring after the Closing. No Acquired Company has material claims under any of the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).  There are no unpaid claims pending under any of such Insurance Policies.

Title to Assets; Sufficiency of Assets

.  Except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies, and except (a) for Permitted Liens, (b) as set forth on Section 4.17 of the Company Disclosure Schedule and (c) for the services to be provided (whether or not utilized) by Seller (or its applicable Affiliates) pursuant to the Transition Services Agreement, as of the Closing, the Acquired Companies will have good and valid title to, or valid leases, licenses or rights to use, all assets that are material to conduct the business of the Acquired Companies, taken as a whole, in substantially the same manner as it is currently conducted.  To the Knowledge of Seller, Section 4.17 of the Company Disclosure Schedule sets forth a complete list of all equipment and rolling stock of the Acquired Companies as of January 31, 2020. Except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies, and except (a) as set forth on Section 4.17 of the Company Disclosure Schedule and (b) for the services to be provided (whether or not utilized) by Seller (or its applicable Affiliates) pursuant to the Transition Services Agreement, as of the Closing, the assets of the Acquired Companies shall, in the aggregate, constitute all of the assets necessary to conduct the business of the Acquired Companies, taken as a whole, in substantially the same manner as it is currently conducted as of the date hereof.  Except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies, the machinery, equipment, leasehold improvements and other tangible assets that the Acquired Companies own or lease are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.  For the avoidance of doubt, the representations and warranties in this Section 4.17 shall not apply to, and the assets referred to herein shall not include, any rights in any real property, or real property assets, regardless whether such rights or assets are (or are purported to be) owned, leased, vested or unvested, and whether created by deed, contract, easement, license, patent or otherwise.

Customers and Suppliers

. Section 4.18 of the Company Disclosure Schedule sets forth the ten (10) largest customers (by total aggregate revenue received by each of the Acquired Companies) (the “Significant Customers”) and the ten (10) largest suppliers (by total aggregate spend amounts paid to such suppliers by, or on behalf of, each of the Acquired Companies) (the “Significant Suppliers”), in each case, of the Acquired Companies for the twelve (12)-month period ending on December 31, 2019.  As of the date hereof, to the Knowledge of Seller, no

Significant Customer or Significant Supplier has cancelled or otherwise terminated, or, to the Knowledge of Seller, threatened, to cancel or otherwise to terminate, its relationship with any Acquired Company.

Bank Accounts

. Section 4.19 of the Company Disclosure Schedule lists all of the bank accounts in the name of any Acquired Company as of the date hereof.

Intercompany Relationships

.  Except as set forth on Section 4.20 of the Company Disclosure Schedule, there are no Contracts or any other supply or service arrangements among any Seller and/or any of its Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand.

Company Products and Liability

.  As of the date hereof, no Acquired Company has since January 1, 2016 received written notice of any claim and, to the Knowledge of Seller, no claim is threatened, against any Acquired Company that any of the Company Products fail to meet any applicable specifications of any Governmental Body, except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Acquired Companies.  Since January 1, 2016, no Acquired Company has filed, or been required to file, a notification or other report with any Governmental Body, in response to any written inquiry from any such Governmental Body outside the ordinary course of business, concerning actual or potential hazards with respect to Company Products.

Real Property

.

(a)Section 4.22(a) of the Company Disclosure Schedule contains a current, complete, and correct list of all real property owned by Mathews (“Mathews Owned Real Property”).  None of the Mathews Owned Real Property nor any portion thereof is subject to any Liens, including any outstanding purchase options, rights of first offer or rights of first refusal to purchase, other than Permitted Liens.  Except as set forth on Section 4.22(a) of the Company Disclosure Schedule, since January 1, 2016, Mathews has not received written notice from any applicable Governmental Body indicating that its ownership, operation, occupation and/or use of the Mathews Owned Real Property is in material violation of applicable Laws, which violation remains uncured.  Mathews has not leased all or any part of the Mathews Owned Real Property.

(b)Seller has made available to Buyer true and complete copies of the leases for real property listed on Section 4.22(b) of the Company Disclosure Schedule pursuant to which Mathews is a party thereunder (the “Mathews Real Property Leases” and, the real property leased pursuant to such leases, the “Mathews Leased Real Property”).  There are no binding oral Mathews Real Property Leases. Except as set forth in Section 4.22(b) of the Company Disclosure Schedule, since January 1, 2016 through the date hereof, Mathews has not received written notice from any applicable Governmental Body indicating that any buildings, plants, facilities, installations, fixtures, and other structures or improvements themselves included as part of, or located on or at, the Mathews Leased Real Property or Mathews’ activities on the Mathews Leased Real Property, are in material violation of, or in material conflict with, any applicable zoning regulations or ordinances, which violation or conflict remains uncured.

(c) Seller has made available to Buyer true and complete copies of the leases for real property listed on Section 4.22(c) of the Company Disclosure Schedule pursuant to which

Western or one of its Subsidiaries is a party thereunder (the “Western Real Property Leases” and, the real property leased pursuant to such leases, the “Western Leased Real Property”).  There are no binding oral Western Real Property Leases.

(d)Except as set forth in Section 4.22(d) of the Company Disclosure Schedule, as of the date hereof, neither Western nor any of its Subsidiaries has received written notice from any counterparty to any Western Real Property Lease indicating that it is in material default under any Western Real Property Lease, which default remains uncured.  As of the date hereof, neither Western nor any of its Subsidiaries has (i) delivered or received any written notice of termination under the Western Real Property Leases; or (ii) received written notice of a breach or default under the Western Real Property Leases that would permit the termination, modification or acceleration of any of Western’s or its Subsidiaries’ obligations under the Western Real Property Leases.

(e)All of the Mathews Real Property Leases are in full force and effect, and are valid and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.  Except as set forth in Section 4.22(e) of the Company Disclosure Schedule, as of the date hereof, Mathews has not received written notice from any counterparty to any Mathews Real Property Lease indicating that it is in material default under any Mathews Real Property Lease, which default remains uncured.  As of the date hereof, Mathews has not (i) delivered or received any written notice of termination under the Mathews Real Property Leases; or (ii) received written notice of a breach or default under the Mathews Real Property Leases that would permit the termination, modification or acceleration of any of the Acquired Companies’ obligations under the Mathews Real Property Leases.

(f)Except as otherwise set forth in Section 4.22(f) of the Company Disclosure Schedule:

(i)No portion of the Mathews Owned Real Property, nor any building, improvement or fixture thereon, is subject as of the date hereof to condemnation proceedings, and, to the Knowledge of Seller, no condemnation or taking is threatened or contemplated.

(ii)Neither Western nor any of its Subsidiaries has sublet all or any part of the Western Leased Real Property and Mathews has not sublet all or any part of the Mathews Leased Real Property.

(iii)Except as may be set forth in any title commitments relating to the Mathews Owned Real Property, to the Knowledge of Seller, no Person other than Mathews has any right, title or interest in or to the Mathews Owned Real Property, including any right to a royalty or other payment in respect thereof, any right of first refusal, right of first offer or similar right with respect thereto or any option or other right to purchase or sell the Mathews Owned Real Property.

(iv)As of the date hereof, Mathews has not received written notice that it is in material violation of any covenant, condition, or restriction affecting the Mathews Owned Real Property, which violation remains uncured.

(v)As of the date hereof, there are no pending land use proceedings initiated by Seller or any Acquired Company relating to or affecting the zoning or use of the Mathews Owned Real Property (including proceedings to change the zoning or land use classification of the Mathews Owned Real Property or the conditions applicable thereto).

(vi)Within the five (5) year period preceding the date hereof, neither Western nor any of its Affiliates has received any written notice from any Governmental Body of a violation of any Environmental Law relating to a Release by Western or any of its Affiliates of a Hazardous Substance with respect to the Yuba Goldfields that has not otherwise been addressed or cured.

(g)Section 4.22(g) of the Company Disclosure Schedule contains, to the Knowledge of Seller, a complete and correct list of all agreements related to real property, licenses, leases, sublet rights, options, rights of first offer, rights of first refusal, and easements (other than any Permitted Lien (which, solely for purposes of this Section 4.22(g), shall exclude the reference to “Yuba Goldfields” in clause (a) of such definition)), in each case, in effect as of the date hereof the subject matter of which is real property rights in the Yuba Goldfields and that have been executed by Western or its Affiliates since January 1, 1987 (collectively, the “Yuba Goldfields Agreements”). Seller has made available to Buyer a true and complete copy of each written Yuba Goldfields Agreement, together with all amendments, exhibits and attachments thereto.  To the Knowledge of Seller, since January 1, 2015 through the date hereof, neither Western nor any of its Affiliates has received written notice from any counterparty to any Yuba Goldfields Agreement indicating that Western or any of its Affiliates is in material breach or default under any such Yuba Goldfields Agreement, which breach or default remains uncured.  Since January 1, 2015 through the date hereof, no Acquired Company or any of its Affiliates has received written notice from any Governmental Body that it is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit material to the mining operations of Western or any of its Affiliates within the Vested Rights Area, which default or violation remains uncured. Since January 1, 2015 through the date hereof, neither Western nor any of its Affiliates has filed with any Governmental Body any application to change the zoning of the Yuba Goldfields (which, for the avoidance of doubt, shall exclude any proceedings initiated by a Governmental Body or any other party or any responses of Western or any of its Affiliates related thereto).  To the Knowledge of Seller, Section 4.22(g) of the Company Disclosure Schedule sets forth a complete list of all APNs with respect to which Seller (or any of its Affiliates) pays real property Taxes for the real property in the Yuba Goldfields.

(h)Notwithstanding any other provisions of this Agreement, Buyer acknowledges and agrees that the representations and warranties contained in this Section 4.22 are the only representations or warranties in this Agreement regarding real property assets, rights or related matters, including (i) rights in, or ownership and/or use of, real property, (ii) the possession of or compliance with any Permits relating to such rights in, or ownership and/or use of, real property or (iii) compliance with applicable Laws related thereto, and no other provisions of this Agreement (including Section 4.13) or the Ancillary Agreements shall be interpreted as containing any representation or warranty with respect thereto.

(i)Except as set forth in Section 4.22(i) of the Company Disclosure Schedule or as may be deemed a Permitted Lien, to the Knowledge of Seller, since January 1, 1987, neither Seller nor any of its Affiliates has sold, transferred, conveyed or exchanged any interest in or rights, in each case, the subject matter of which is real property rights in the real property described on Section 4.22(i) of the Company Disclosure Schedule, to any Person.

Solvency

. Seller is not entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors thereof.  Immediately after giving effect to the consummation of the Transactions, Seller on a consolidated basis with its Subsidiaries will be Solvent.  For purposes of this Section 4.23, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Article V – REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Disclosure Schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to Seller in connection with this Agreement, Buyer hereby represents and warrants to Seller as follows:

Organization and Good Standing

. Teichert is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Hammonton Farms is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Teichert and Hammonton Farms has all requisite corporate or limited liability company, as applicable, power and authority to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each other jurisdiction in which it owns, operates, leases or otherwise holds assets or conducts business so as to require such qualification.  Neither Teichert nor Hammonton Farms is in material violation of any of the provisions of its Organizational Documents.

Authorization of Agreement; Enforceability

. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation of the Transactions have been duly authorized by all requisite action on the part of Buyer.  This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

5.3Conflicts; Consents of Third Parties.

(a)Assuming all waivers, Orders and Permits described in Section 4.4(b) and Section 5.3(b) have been obtained, and all declarations, filings or notifications described in Section 4.4(b) and Section 5.3(b), if any, have been made, none of the execution, delivery or performance by Buyer of this Agreement, or the consummation by Buyer of the Transactions, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any provision of (i) the Organizational Documents of Buyer, (ii) any Contract to which Buyer is a party or by which any of the properties or assets of Buyer are bound or (iii) any Law, Order or Permit applicable to Buyer or by which any of the properties or assets of Buyer are bound, other than, in the case of subclauses (ii) and (iii), such items that would not reasonably be expected, individually or in the aggregate, to materially and adversely affect Buyer’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

(b)Subject to Section 5.3(b) of the Buyer Disclosure Schedule, no waiver, Order, Permit, or declaration or filing with, or notification to, any Person (under any Contract or otherwise) or Governmental Body is required on the part of Buyer in connection with the consummation of the Transactions, other than such waivers, Orders or Permits the failure of which to obtain from, or declarations, fillings or notifications the failure of which to make to, any Governmental Body would not reasonably be expected, individually or in the aggregate, to materially and adversely affect Buyer’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

Legal Proceedings

. There is no Legal Proceeding to which Buyer is a party pending or, to the Knowledge of Buyer, threatened in writing, except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect Buyer’s ability to perform its obligations under this Agreement and the Ancillary Agreements.  Buyer is not subject to any outstanding Order, except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect Buyer’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

Brokers

. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Buyer or any of its Affiliates.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Buyer or any of their Affiliates that will require any payment by Seller or any of its Affiliates after the Closing.

Solvency

. Buyer is not entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors thereof.  Immediately after giving effect to the consummation of the Transactions, Buyer on a consolidated basis with its Subsidiaries (including the Acquired Companies) will be Solvent.  For purposes of this Section 5.6, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Investment Intent

. Buyer is acquiring the Interests for its own account with the present intention of holding the Interests for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  Buyer acknowledges that it is informed as to the risks of the Transactions and of ownership of the Interests.  Buyer acknowledges that the Interests have not been registered under the Securities Act or any other securities Laws and that the Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Interests are registered under any other applicable securities Laws or transferred pursuant to an exemption from registration under the Securities Act and any other applicable securities Laws.

Investigation

. Except for the representations and warranties expressly set forth in Article IV (subject to the limitations on Seller’s liability with respect to the breach thereof as set forth in this Agreement), Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the Transactions.  Buyer is knowledgeable about the industries in which the Acquired Companies operate and is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time.  Buyer has been afforded full access to those books and records, facilities and personnel of the Acquired Companies for which it has requested access for purposes of conducting a due diligence investigation.

No Other Representations or Warranties

. Except for the representations and warranties expressly set forth in Article IV (as modified by the Company Disclosure Schedule), Buyer acknowledges that none of Seller, the Acquired Companies or their respective Affiliates, or any other Person on behalf of any of them makes or has made, and Buyer has not relied upon, any express or implied representation or warranty with respect to, or on behalf of, Seller or the Acquired Companies, or any of their respective Affiliates, or their respective businesses or properties or with respect to any other information, documents, presentations, forecasts, budgets or estimates provided or made available to Buyer in connection with this Agreement or the Transactions, including in any “data rooms” or management presentations, including the accuracy or completeness thereof, and Seller, the Acquired Companies and their respective Affiliates hereby disclaim any such representation or warranty whether by Seller or the Acquired Companies, or any of their respective Affiliates, or any other Person on behalf of any of them. Buyer understands that the Acquired Companies own or have rights to, or purport to have rights to, or utilize, real property and improvements (for which Seller makes no representations or warranties other than as expressly set forth in Article IV (if any)).  In acquiring the Acquired Companies, Buyer acknowledges that Buyer is indirectly acquiring certain rights in, or ownership and/or use of, real property held or owned by Western or any of its Subsidiaries, including rights in, or ownership and/or use of, real property utilized by the Acquired Companies in the Yuba Goldfields (together, the “Disclaimed Real Estate”), and does so, subject to the representations, warranties and indemnities in this Agreement, “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN,” in their present state and condition, with no right of recourse against Seller (or any related or affiliated party) for same. Buyer acknowledges that Buyer has been, or will be, given the opportunity to conduct its own investigation as to any matter, fact, or issue that might influence Buyer’s decision to purchase the Acquired Companies.  Buyer acknowledges that Seller and Seller’s agents, contractors, consultants, attorneys, and representatives have not made, do not make, and specifically negate and disclaim, and Buyer is not relying on, any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning, or with respect to the Disclaimed Real Estate, except as expressly set forth in Section 4.6(b)(x) and Section 4.22, including any of the following: the value of the Disclaimed Real Estate; any income to be derived from the Disclaimed Real Estate; the suitability of the Disclaimed Real Estate for any and all activities and uses which Buyer may conduct thereon, including the possibilities for future development of the Disclaimed Real Estate;

the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Disclaimed Real Estate; the manner, quality, state of repair or lack of repair on the Disclaimed Real Estate; the nature, quality or condition of the Disclaimed Real Estate, including with respect to water conditions, soil, geological or geotechnical condition (including soil expansiveness, corrosiveness, or stability, or seismic, hydrological, geological and topographical conditions and configurations, including any opinions or conclusions of any soils engineer(s) retained to perform geotechnical and/or soils studies or to oversee any soils engineering aspects of developing the Disclaimed Real Estate); the manner or quality of the construction or materials, if any, incorporated into the Disclaimed Real Estate; compliance with any environmental protection, pollution or land use laws, rules, regulations, orders, codes or requirements (except as may relate to a release of Hazardous Substances), including, but not limited to, the Americans with Disabilities Act of 1990, California Health & Safety Codes, Environmental Laws and regulations promulgated under any of the foregoing (all as have been or may be amended from time to time); the presence or absence of any underground storage tanks on the Disclaimed Real Estate or on property adjacent to or near the Disclaimed Real Estate; the content, completeness or accuracy of any feasibility or due diligence documents, any other materials related to Buyer’s feasibility review, or any preliminary reports or other reports or commitments regarding title to the Disclaimed Real Estate; the conformity of the Disclaimed Real Estate to past, current or future applicable zoning or building requirements; deficiency of any undershoring; deficiency of any drainage; the fact that all or a portion of the Disclaimed Real Estate may be located on or near an earthquake fault line or in or near an earthquake or seismic hazard zone; the fact that all or a portion of the Disclaimed Real Estate may be located in or near a “wildlands” area or a state fire responsibility area; the existence of vested land use, zoning or building entitlements affecting the Disclaimed Real Estate; water rights or the availability of or access to water; the availability of or access to sewer improvements; or utilities or availability thereof.

Article VI – COVENANTS

6.1Confidentiality; Preservation of Books and Records.

(a)The Confidentiality Agreement will terminate at the Closing.  Following the Closing, without the prior written consent of the other Party, Buyer shall not disclose any other confidential or proprietary information and data of Seller and its Affiliates (except to the extent related to the Acquired Companies), and Seller shall not disclose any other confidential or proprietary information and data of Buyer and its Affiliates (including with respect to the Acquired Companies) (collectively, the “Confidential Information”); provided, however, that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure, in violation of this Agreement, by the receiving Party or its representatives, (ii) is or becomes available to the receiving Party on a non-confidential basis from a source that the receiving Party does not have reason to believe to be bound by an obligation or duty of confidentiality or another legal, fiduciary or contractual obligation of confidentiality or secrecy, or (iii) is independently developed by the receiving Party or its representatives after the Closing without use of or reference to any of the Confidential Information.  The receiving Party may disclose Confidential Information to the extent required by applicable Law; provided, that to the extent legally permissible, the receiving Party shall notify the disclosing Party of its intention to make such disclosure and provide a list of the Confidential Information that the receiving Party intends to disclose prior to making such disclosure.  The receiving Party agrees to use its commercially reasonable efforts to seek an appropriate protective order or other remedy with respect to disclosing the Confidential Information.  In the event that such a protective order or other remedy is not obtained, the receiving Party (A) will furnish only that portion of the Confidential Information that in the opinion of the receiving Party’s outside legal counsel is required by applicable Law to be disclosed and (B) will use its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that the disclosing Party so designates.

(b)For six (6) years from and after the date hereof, Buyer shall, and shall cause its Affiliates to, retain all books, records and other documents of the Acquired Companies relating to periods prior to the date hereof and make the same available for inspection and copying by Seller during normal business hours upon reasonable request and upon reasonable notice.

Publicity

. Buyer and Seller agree to cooperate with each other prior to any public disclosure of this Agreement, the Ancillary Agreements or the Transactions.  Buyer and Seller agree that no public release or announcement concerning the terms of this Agreement, the Ancillary Agreements or the Transactions shall be issued by either Party or any Affiliate without the prior consent of the other Party, except (a) for such release or announcement as may be required by Law or the rules and regulations of any applicable stock exchange upon which the securities of Eagle Materials or any publicly traded entity resulting from the Spin-Off are listed, or the requirements of any self-regulatory body, in which case Eagle Materials shall use commercially reasonable efforts to allow Buyer reasonable time to comment on such release or announcement in advance of such issuance (and will consider any such comments in good faith) or (b) to the extent the contents of such release or announcement have previously been released publicly or are consistent in all material respects with materials that have previously been released publicly (without violation of this Section 6.2).

6.3Employment and Employee Benefits.

(a)As of and after the date hereof, Buyer shall use commercially reasonable efforts to cause to be recognized the service of Company Employees with the applicable Acquired Company prior to the date hereof as service with Buyer and its Affiliates under each employee benefit plan, policy or arrangement (including vacations, sick time, paid time off leave and severance policies) sponsored by Buyer or any of its Affiliates for such Company Employees (including any Benefit Plans) for purposes of any waiting period, vesting, eligibility and benefit entitlement; provided, that such service shall not be credited to the extent such credit would result in any duplication of compensation or benefits.  This Section 6.3 shall not apply to Company Employees whose terms and conditions of employment are governed by a collective bargaining agreement.

(b)Except as otherwise set forth in Section 6.3(g), effective as of the Closing (or as soon thereafter as reasonably practicable), each Company Employee shall be given the opportunity to begin participating in any qualified retirement plan or other employee benefit plan sponsored by Buyer or any Affiliate of Buyer (including any health or welfare benefit plan) if the Company Employee meets the eligibility requirements for such plans after taking into account the employee’s service, if any, credited under Section 6.3(a).

(c)On and after the date hereof, each Company Employee shall be credited under Buyer’s vacation, sick leave and personal time policies with vacation, sick leave or personal time that is earned but unused as of the date hereof.

(d)Buyer shall be responsible for providing short-term and long-term disability benefits to any Company Employee who was on short-term or long-term disability leave immediately prior to the date hereof.

(e)Effective as of the Closing, Buyer shall allow each Company Employee who both (i) remains employed with an Acquired Company following the Closing (a “Continuing Company Employee”) and (ii) immediately prior to the Closing was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Affiliates (a “Seller 401(k) Plan”) to participate in a tax-qualified defined contribution plan or plans, if any, with a cash or deferred feature (the “Buyer 401(k) Plan”) maintained for the benefit of Buyer’s employees immediately prior to the Closing to the same extent and for the same purpose as similarly situated employees of Buyer who participate in the Buyer 401(k) Plan. As soon as practicable after the date hereof, the Seller 401(k) Plan shall, to the extent permitted by Section 401(k)(10) of the Code and the Seller 401(k) Plan, make distributions available to Company Employees, and the Buyer 401(k) Plan shall accept any such distribution (including loans), as a rollover contribution if so directed by the Continuing Company Employee to the extent permitted by the terms of the Buyer 401(k) Plan.  Seller and Buyer shall reasonably cooperate to effectuate such rollover contributions by Continuing Company Employees.

(f)On or prior to the date hereof, Seller shall pay, or cause the Acquired Companies to pay, any and all Liabilities, if any, relating to annual bonuses with respect to the period prior to the Closing for each Company Employee who is or would be eligible to receive any annual bonus under any Benefit Plan pursuant to the terms thereof and shall pay such bonuses in accordance with the terms of such Benefit Plans.  Any such Liabilities shall, to the extent unpaid by the Acquired Companies at or prior to Closing, constitute Transaction Expenses.  Notwithstanding anything herein to the contrary, Seller and its Affiliates shall not have or otherwise incur any liability, including in respect of (i) any and all costs related to Buyer’s termination of any Company Employee, including severance or other termination costs, (ii) Company Employees whose terms and conditions of employment are governed by a collective bargaining agreement, or (iii) terminations or layoffs of Company Employees that may implicate the Worker Adjustment and Retraining Notification Act or similar Law (whether federal or state Laws), in each case, arising in connection with actions that are taken or initiated by Buyer or any of its Affiliates at or following the Closing or that are otherwise incurred following the Closing.

(g)With respect to Company Employees and their eligible dependents who participate in Seller Plans providing medical, dental or vision benefits as of Closing (collectively, “COBRA Participants”), Seller and its Affiliates shall, to the extent requested by Buyer, use commercially reasonable efforts to treat the consummation of the Transactions as a “qualifying event” for purposes of Section 6 of Subtitle B of Title I of ERISA (“COBRA”), such that COBRA Participants shall be provided with continuation coverage required under COBRA in connection with a “qualifying event” (“Continuation Coverage”); provided, however, that Buyer shall establish its own health and welfare benefit plans for the benefit of Continuing Company Employees (or designate the Continuing Company Employees as eligible for existing health and welfare benefit plans) no later than June 1, 2020 (the “Benefit Transition Date”).  Buyer shall reimburse Seller and its Affiliates for all out-of-pocket costs incurred by Seller and its Affiliates in connection with the provision of Continuation Coverage pursuant to this Section 6.3(g) (including with respect to any COBRA Participants who continue to receive Continuation Coverage following the Benefit Transition Date and with respect to claims reported after the Benefit Transition Date), it being understood that such reimbursements shall include, but not be limited to, (i) with respect to each COBRA Participant, the full cost that Seller and its Affiliates charge in the ordinary course of business for Continuation Coverage, to be paid monthly by Buyer, and (ii) the amount by which the aggregate out-of-pocket cost of providing the Continuation Coverage (including with respect to any claims incurred by COBRA Participants) exceeds the aggregate premium amount that relates to such Continuation Coverage, which amount shall be paid by Buyer within five (5) Business Days following receipt of an invoice from Seller reflecting such amount.

(h)Without limiting the generality of Section 8.8, the provisions of this Section 6.3 are solely for the benefit of the Parties and no current or former employee, director, independent contractor, or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan or other employee benefit plan (including any benefit plan of Buyer or its Affiliates) for any purpose.  Nothing contained in this Section 6.3 (whether express or implied) shall (i) be deemed to require Buyer or any Acquired Company to employ Company Employees for any fixed or predetermined time following the Closing or otherwise create or confer any rights, remedies or claims upon any Company Employee or any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement for any Company Employee or any other Person, (ii) be considered or deemed to establish, amend, or modify any plan or any other benefit or compensation plan, program, policy, agreement, arrangement or contract, or (iii) prohibit or limit the ability of Buyer (including, following the Closing, an Acquired Company) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or contract at any time assumed, established, sponsored or maintained by any of them.

6.4Assistance and Cooperation.

(a)Each Party shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required (i) to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the Transactions and the Ancillary Agreements, including the transfer of any Permits used by the Acquired Companies but held by Seller or any Affiliate of Seller and the preparation and recordation of any deeds or other conveyances of the Real Property or Yuba Goldfields, or (ii) to assist Buyer in its dismissal of the appeal pending before the California Court of Appeal, Third Appellate District, entitled A. Teichert & Son, Inc., v. California State Mining and Geology Board, et al. (3rd DCA No. C082333) (the “Vested Rights Appeal”) at the sole cost and expense of Buyer without any liability or payment from Seller or its Affiliates. Subject to clause (ii) of this Section 6.4(a), and notwithstanding Section 8.12, Seller agrees to provide a waiver of conflicts solely to the extent necessary for Buyer to engage Jeffer Mangels Butler & Mitchell LLP in connection with the dismissal of the Vested Rights Appeal.

(b)If, after the Closing, Seller receives any funds from a third party that are the property of any Acquired Company, Seller shall remit any such funds as promptly as practicable to Buyer.  If, after the Closing, Buyer or any Acquired Company receives any funds from a third party that are the property of Seller or its Affiliates, Buyer shall remit any such funds as promptly as practicable to Seller.

6.5Tax Matters.

(a)All Tax Returns for Taxes and Tax items relating to the operations or assets of either of the Acquired Companies, but not imposed on any of the Acquired Companies, ending on or prior to the date hereof (“Flow-Through Returns”) shall be prepared and filed under the control of Seller.  Seller shall pay or cause to be paid all Taxes when due for the Acquired Companies for any Tax year or period (or portion thereof) ending on or prior to the date hereof.

(b)Other than Flow-Through Returns described in Section 6.5(a), Buyer shall control the preparation and filing of all other Tax Returns for Pre-Closing Periods and Straddle Periods with respect to the Acquired Companies that are not due on or before fifteen (15) days following the date hereof (including applicable extensions). With respect to all Pre-Closing Periods and Straddle Periods, such Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law and the agreements in this Section 6.5.  Buyer shall provide Seller with copies of all income Tax Returns for any Pre-Closing Period or Straddle Period required to be prepared and filed by Buyer pursuant to this Section 6.5(b) no later than thirty (30) days prior to the due date for filing thereof (including applicable extensions) for Seller’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed).

(c)Straddle Period Tax Allocation. In the case of any Taxes of any Acquired Company that are payable with respect to any Straddle Period, the portion of any such Taxes that are allocable to the portion of the Straddle Period ending on the date hereof shall, (i) in the case of Taxes that are based upon or related to income, receipts or expenditures, be deemed equal to the amount that would be payable if the Tax year or period ended at the close of the date hereof, and (ii) in the case of all other Taxes with respect to the property or assets of the Acquired Companies as of the date hereof, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the date hereof and the denominator of which is the number of calendar days in the entire Straddle Period.  Any payments owed to Buyer or Seller, as applicable, under this Section 6.5(c) shall be made within sixty (60) days after the receipt of Buyer’s or Seller’s invoice with appropriate substantiation of Straddle Period Tax allocation.  The applicable Party shall prepare and send its invoice within a reasonable period of time once the payment amount is determined based on either (A) the filing of the Tax Return or (B) the payment of Taxes to the applicable Governmental Body.

(d)None of Buyer, its Affiliates, and, after the Closing, any Acquired Company, shall amend or cause to be amended any Tax Return of the Acquired Companies that relates to any Pre-Closing Period without the consent of Seller (such approval not to be unreasonably withheld, conditioned or delayed).  Buyer and its Affiliates shall promptly notify Eagle Materials of any examination, audit, claim, assessment, deficiency or Legal Proceeding that arises after the Closing in respect of any Taxes of the Acquired Companies for Pre-Closing Periods and make available to Eagle Materials all information, records and documents provided by or to any Taxing authorities related to any such examination, audit, claim, assessment, deficiency or Legal Proceeding.  The Parties shall cooperate fully in preparing for and defending any audits of, or disputes with, any Taxing authorities regarding any Taxes of the Acquired Companies, and Eagle Materials shall be entitled to control the correspondence with any such Taxing authorities regarding, and the defense of, any such audits or disputes that relate to the portion of any Taxes for which Seller would be liable under this Agreement, other than with respect to Straddle Periods.  Buyer shall be entitled to control the correspondence with any such Taxing authorities regarding, and the defense of, any such audits or disputes that include the Straddle Periods; provided, that Buyer shall keep Eagle Materials apprised of the status of matters relating to such audits or disputes and promptly notify Eagle Materials of any substantive communication it or any of its Affiliates or any of their respective representatives receives from any Taxing authority relating to such audits or disputes and permit Eagle Materials to review in advance and participate in any proposed communication by Buyer or its Affiliates to any Taxing authority.

(e)Any Tax refund received by Buyer, its Affiliates or any Acquired Company to the extent that such refund relates to any Pre-Closing Period of the Acquired Companies shall be for the account of Seller, together with interest received from the applicable Governmental Body with respect to any such refund or portion thereof, and Buyer shall pay over to Seller any such refund within thirty (30) days of receipt thereof.

(f)Transfer Taxes.  Buyer and Seller shall each be responsible for fifty percent (50%) of all sales, use, stamp, recordation, registration or similar transfer Taxes imposed on or with respect to the Transactions.  Within seventy (70) days after the date hereof, Buyer shall provide to Seller a copy of the draft asset allocation and valuation report prepared for Buyer by an independent, third party valuation and appraisal firm with respect to the Transactions (the “Valuation Report”).  If Seller disagrees with the Valuation Report with respect to any amounts in which Seller would be responsible for any transfer Taxes, Seller shall provide Buyer with any comments to the Valuation Report within fifteen (15) days after receipt thereof, which such comments shall be considered by (and discussed with) Buyer in good faith; provided, that if, after such good faith discussions, Buyer and Seller are unable to reach such agreement on such amounts, Buyer shall be entitled to finalize and submit to the appropriate Governmental Body any change in ownership reports or similar filings that relate to transfer Taxes that may be due with respect to the Transactions with amounts regarding such disputed items as Buyer shall determine.

(g)Tax Treatment.  Buyer and Seller agree to treat, for U.S. federal income Tax purposes (and applicable state and local Tax purposes), the sale of all of the Interests of the Companies by Seller to Buyer pursuant to this Agreement as if Seller sold to Buyer all of the assets of the Companies in exchange for the amount treated as consideration for U.S. federal income Tax purposes (the “Agreed Tax Treatment”).

6.6D&O Insurance.

(a)For purposes of this Section 6.6, “Indemnified Director and Officer” shall mean any person who was, is now, or has been at any time prior to the Closing, an officer, manager or director of any Acquired Company, or has been at any time prior to the Closing, an officer, manager or director of any Acquired Company who was serving at the request of any Acquired Company as an officer, manager or director of another Person.

(b)Prior to the date hereof, the Companies have obtained, at the cost of Seller, prepaid “tail” insurance policies, which policies provide each Indemnified Director and Officer with coverage of $3,000,000 for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Closing, including in connection with the adoption and approval of this Agreement and the Ancillary Agreements and the Transactions.

(c)Subject to applicable Law, the rights of any Indemnified Director and Officer under this Section 6.6 shall be in addition to any other rights such Indemnified Director and Officer may have under the Organizational Documents of the Acquired Companies or any other Contracts as in effect on the date hereof, which such rights shall be maintained by Buyer for at least six (6) years following the date hereof.  The provisions of this Section 6.6 shall survive the consummation of the Transactions, and are expressly intended to benefit, and to be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and personal representatives.

(d)If Buyer or any Acquired Company, or any of their respective successors or assigns, transfers or conveys all or substantially all of their properties and assets to any other Person or consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or such Acquired Company, as the case may be, shall assume the obligations of Buyer or such Acquired Company set forth in this Section 6.6.

6.7Insurance.

(a)From and after the Closing, each Acquired Company shall cease to be insured by Seller or any of Seller’s Affiliates’ current claims-made insurance policies or programs or by any of their current claims-made self-insured programs, and, except as otherwise set forth in this Section 6.7, neither Buyer, the Acquired Companies nor their respective Affiliates shall have any access, right, title or interest to or in any such claims-made insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of any Acquired Company or any Liability arising from the operation of the business of the Acquired Companies.  Seller or any of its Affiliates may amend any insurance policies and ancillary arrangements in the manner it deems appropriate to give effect to this Section 6.7.  From and after the Closing, Buyer shall be responsible for securing all insurance with respect to the operation of the Acquired Companies, provided that Seller shall continue to maintain the Acquired Companies as named insureds or loss payees on all historical occurrence-based policies with respect to the period prior to the date hereof.

(b)Notwithstanding Section 6.7(a), with respects to acts, omissions, events or circumstances relating to the Acquired Companies that occurred or existed prior to the Closing that are covered by occurrence-based insurance policies of Seller or any of its Affiliates under which an Acquired Company is an insured prior to Closing, Seller and its Affiliates shall make such claims for coverage as reasonably requested by Buyer or any Acquired Company and use commercially reasonable efforts to cooperate with Buyer in connection with any such claim for coverage and the receipt of insurance proceeds on behalf of an Acquired Company, subject to the terms and conditions of such occurrence-based policies and this Agreement, to the extent such coverage and limits are available.  Buyer shall promptly repay or reimburse Seller and its Affiliates, or cause Seller and its Affiliates to be promptly repaid or reimbursed, for all costs and expenses incurred by Seller and its Affiliates in collecting such proceeds, including the amount of any deductibles and self-insured retentions associated with any such claims made by Seller or any of its Affiliates under such occurrence-based policies, and Buyer and its Affiliates (including the Acquired Companies) shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims.  For the avoidance of doubt, from and after the Closing, none of Buyer or the Acquired Companies shall have any right to directly make claims or seek coverage under any of the insurance policies provided or made available to the Acquired Companies by Seller or any of its Affiliates.

Litigation Support

. In the event, and for so long as, Buyer or Seller or any of their respective Affiliates (the “Initiating Party”) is prosecuting, contesting or defending any Legal Proceeding, investigation, charge, claim or demand by a third party that is not a Governmental Body in connection with the Transactions or the business of the Acquired Companies (other than the Vested Rights Appeal, which is governed by Section 6.4(a)), the non-Initiating Party shall, and shall cause its Affiliates (and its and their officers and employees) to, reasonably cooperate with the Initiating Party and its counsel in such prosecution, contest or defense, including making reasonably available its personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with such prosecution, contest or defense, in each case, at the Initiating Party’s sole cost.

6.9Use of Names.

(a)As soon as reasonably practicable, but in any event within ninety (90) days after the date hereof, Buyer shall, and shall cause each of its Affiliates (including the Acquired Companies) to, (i) cease to hold itself out as having any affiliation with Seller or any of its Affiliates (for the avoidance of doubt, excluding the Acquired Companies), (ii) cease and discontinue use of all Trademarks, domain names and other source or business identifiers of Eagle Materials Inc. (together with all Trademarks, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing, “Seller Name”) and (iii) complete the removal of the Seller Name from all products, signage, properties, technical information, stationery and promotional or other marketing materials and other assets; provided, that, notwithstanding such ninety (90) day period, the Buyer shall not use the Seller Name at any time following the Closing in any manner that reflects negatively on Seller or its Affiliates.  Each of the Parties hereto acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 6.9 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, Seller and its Affiliates shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties hereto further hereby agree to waive any requirement for the securing or posting of bond or other undertaking in any action which may be brought to enforce any of the provisions of this Section 6.9.

(b)Buyer hereby acknowledges and agrees that (i) Buyer is not acquiring, and no Acquired Company is retaining, any right, title or interest in or to, or right to use, the Seller Name and (ii) following the Closing, none of Buyer, the Acquired Companies or any of their respective Affiliates shall have any right, title or interest in or to, or right to use, and Buyer covenants that it and its Affiliates (including, after Closing, the Acquired Companies) will not hereafter adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any Trademarks consisting of, incorporating or confusingly similar to the Seller Name.

Guarantees; Commitments

.  In the event that, as of the Closing, Buyer or one of its Affiliates shall not have substituted itself for Seller and any of its Affiliates under, and caused Seller and its Affiliates to be released from, any guarantees, indemnities, letters of credit, letters of comfort, performance bonds, commitments, understandings, agreements and other obligations of such Persons related to the Acquired Companies set forth on Section 6.10 of the Company Disclosure Schedule (collectively, the “Guarantees”), if any, (a) Buyer shall use commercially reasonable efforts to cause itself or one of its Affiliates (including the Acquired Companies) to be substituted for Seller and any of its Affiliates, and for Seller and any of its Affiliates to be released, in respect of all obligations of Seller and any of its Affiliates under any Guarantee and (b) Buyer shall indemnify and hold harmless Seller and its Affiliates against any Losses that Seller or any of its Affiliates suffers, incurs or is liable for by reason of or arising out of or in consequence of such Guarantee.  Without limiting the foregoing, if Seller and its Affiliates shall not have been released from any Guarantee, after the Closing, Buyer will not, and will not permit any of its Affiliates to, renew, extend, amend or supplement any loan, contract, lease or other obligation that is covered by a Guarantee without providing Seller with evidence satisfactory to Seller that such Guarantee has been released.  Any cash or other collateral posted by Seller or one of its Affiliates (other than the Acquired Companies to the extent any such cash or other collateral was taken into account in the calculation of the Closing Purchase Price) and received by Buyer or any of its Affiliates after the Closing in respect of any Guarantee shall be delivered to Seller.

Restrictive Covenants

.  Seller understands that Buyer shall be entitled to protect and preserve the going concern value of the business of the Acquired Companies to the extent permitted by Law and that Buyer would not have entered into this Agreement absent the provisions of this Section 6.11 and, therefore, Seller agrees as follows:

(a)Non-Compete.  For a period of three (3) years from the date hereof, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly own, maintain, engage in, or participate or have any interest in the operation of any aggregate mining business or ready-mix concrete business (collectively, the “Restricted Activities” and, each individually a “Restricted Activity”) within a 60-mile radius from the front gate of the aggregate mine owned by Western in Marysville, California; provided, that, notwithstanding the foregoing, 3D Concrete LLC shall be permitted to continue to operate within the geographic regions that it operated in as of the Closing.  This Section 6.11(a) shall not apply to, and shall not be deemed breached as a result of, the ownership by Seller or any of its Affiliates of securities in a publicly held Person engaged, directly or indirectly, in Restricted Activities that in the aggregate represent less than an aggregate of 5% of the outstanding beneficial ownership of such Person engaged, directly or indirectly, in Restricted Activities.

(b)Non-Solicit.  For a period of two (2) years from the date hereof, Seller shall not, and shall cause each of its Affiliates not to, directly or indirect, solicit the employment of, or cause or attempt to cause to leave the employment of any Acquired Company, any Person who is, or was in the prior six (6) months, employed by any Acquired Company; provided, however, that this Section 6.11(b) shall not apply to, or restrict, Seller or its Affiliates from soliciting or hiring any employee (i) who responds to a general solicitation or advertisement that is not specifically targeted or direct at employees of any Acquired Company or (ii) whose employment has been terminated by any Acquired Company.

Delivery of Books and Records; Data Room

.

(a)Seller will deliver, or cause to be delivered, the books and records of the Acquired Companies (other than books and records related to the Yuba Goldfields), including minute books and stock records (as applicable), to Buyer as promptly as practicable following the date hereof, but in any event within ten (10) Business Days of the date hereof; provided, that Seller or its Affiliates, as applicable, shall be permitted to retain copies of such books and records in accordance with their internal document retention policies and practices.  Within ninety (90) days following the date hereof, Seller will deliver, or cause to be delivered, at Buyer’s sole cost and expense all records, reports or analyses related to the Yuba Goldfields in the possession or under the control of Seller or its Affiliates as of immediately prior to the Closing.

(b)Within two (2) Business Days following the date hereof, Seller shall grant Buyer such permissions as needed for Buyer to download all of the materials (free of any watermarks) contained in the virtual data room established by Seller through Donnelley Financial Solutions Venue (Project Gold) in connection with the Transactions.

6.13Teichert Guarantee.

(a)Teichert hereby absolutely, irrevocably and unconditionally guarantees to Seller (and its successors and assigns) the payment and performance of Buyer’s obligations herein as and when the same shall be due and payable, whether upon demand by Seller or by lapse of time, by acceleration of maturity or otherwise, and Teichert is hereby made fully responsible for the acts and omissions of Buyer that constitute a breach of this Agreement or any Ancillary Agreement (collectively, the “Teichert Guarantee”).  This Teichert Guarantee shall be a full, unconditional, irrevocable, absolute and continuing guarantee of payment and performance and not a guarantee of collection, and Teichert shall remain liable for Buyer’s obligations herein until the payment in full of all such obligations, provided that such Teichert Guarantee shall be subject to Teichert’s right to all defenses that Buyer has or would have had available to it (other than pursuant to a bankruptcy proceeding of Buyer).

(b)The Teichert Guarantee shall not be released, discharged, diminished or impaired by (i) any setoff, counterclaim, defense, act or occurrence which Teichert may have against Seller or any of its Affiliates as a result of or arising out of this Agreement or any Ancillary Agreement or any other transaction, (ii) the renewal, extension, modification or alteration by Seller or any of its Affiliates or Buyer, with or without the knowledge or consent of Teichert, of this Agreement or any Ancillary Agreement or of any Liability of Buyer hereunder or thereunder, (iii) any forbearance or compromise granted to Buyer by Seller when dealing with Buyer, except to the extent of such forbearance or compromise, (iv) any change in corporate structure or ownership of Seller or Buyer or the bankruptcy, insolvency, liquidation, receivership, dissolution, winding-up or termination of Seller or Buyer, (v) the inaccuracy of any of the representations and warranties of Seller or any of its Affiliates or Buyer under this Agreement or any Ancillary Agreement, (vi) any neglect, delay, omission, failure or refusal of Seller or any of its Affiliates to take or prosecute any action in connection with this Agreement or any Ancillary Agreement or (vii) the full or partial release of Buyer from any Liability, except that Teichert shall be released pro tanto to the extent Seller expressly releases Buyer from a Liability hereunder.

(c)Teichert waives notice of (i) acceptance of this Teichert Guarantee and (ii) the creation, renewal, extension, modification, alteration or existence of any Liability of Buyer hereunder or under any Ancillary Agreement.

(d)If under applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application with respect to creditors, Seller is required to refund part or all of any payment hereunder to Buyer, such payment shall not constitute a release from any Liability hereunder, and Teichert’s Liability and other obligations hereunder shall be reinstated to such extent.

Post-Closing Conveyances

.  If, at any time after the date hereof but prior to the five (5) year anniversary of the date hereof, Buyer identifies any real property interests or rights located in Yuba County, California held by Seller or any of its Affiliates (other than the Acquired Companies) as of immediately prior to Closing that for any reason whatsoever were not conveyed or otherwise transferred or assigned to one of the Acquired Companies prior to or at Closing (the “Retained Property”), Seller will promptly, and in any event within thirty (30) days from the earlier of Buyer’s written notice to Seller of its identification of any such Retained Property, cause any Retained Property to be conveyed to Buyer or its designated Affiliate by quitclaim deed in the form attached hereto as Exhibit A or other equivalent conveyance instrument reasonably satisfactory to Buyer and Seller, and in any case, such quitclaim deed or other equivalent conveyance instrument shall not contain any representations or warranties by Seller or its applicable Affiliate with respect to the Retained Property being conveyed, and no conveyance of such Retained Property shall result in any liability to Seller or its Affiliates.  Neither Seller nor any of its Affiliates shall knowingly transfer or convey any Retained Property or any rights therein to any third party following the Closing, other than as provided by this Section 6.14.  Seller shall not be entitled to any additional consideration for any conveyances made pursuant to this Section 6.14.

Article VII – INDEMNITY

Survival of Representations and Warranties

. The Fundamental Seller Representations and the Fundamental Buyer Representations shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations period, unless, in each case, on or prior to such date a claim for indemnification, in accordance with the notice requirements under Section 7.4, is made with respect to any such representation or warranty, in which case such representation or warranty shall survive until, but only for the purposes of, the resolution of such claim.  The representations and warranties of Seller contained in Article IV (other than the Fundamental Seller Representations) and the representations and warranties of Buyer contained in Article V (other than the Fundamental Buyer Representations) shall survive until the date that is eighteen (18) months after the date hereof, unless on or prior to such date a claim for indemnification, in accordance with the notice requirements under Section 7.4, is made with respect to any such representation or warranty, in which case such representation or warranty shall survive until, but only for the purposes of, the resolution of such claim.  Any covenant or agreement to be performed after the Closing shall survive the Closing in accordance with its terms until performed to the extent such covenant or agreement is to be performed after the Closing.

7.2Obligation of Seller and Eagle Materials to Indemnify.

(a)Subject to the terms and conditions of this Article VII, from and after the Closing, Seller and Eagle Materials (the “Seller Indemnifying Parties”) agree jointly and severally to indemnify Buyer, its Affiliates (including the Acquired Companies), and their respective managers, officers, directors, employees, advisors (including attorneys, accountants, consultants and financial advisors), equityholders, successors, assigns, agents and representatives

(collectively, the “Buyer Indemnified Parties”) in respect of, and hold the Buyer Indemnified Parties harmless against, any and all losses, suits, proceedings, judgments, fines, awards, penalties, demands, assessments, liabilities, damages, claims, deficiencies and all costs (including any costs of collection), expenses, including interest, penalties and reasonable attorneys’ and accountants’ fees and disbursements (each, a “Loss”, and collectively, “Losses”), based upon, resulting from or otherwise in respect of: (i) any breach of any representations and warranties of Seller in Article IV; and (ii) any breach or nonperformance of any covenants or agreements of Seller in this Agreement to be performed after the Closing.

(b)The obligation of the Seller Indemnifying Parties to indemnify the Buyer Indemnified Parties for Losses pursuant to this Section 7.2 is subject to the following limitations: (i) the Seller Indemnifying Parties shall not be required to provide indemnification to any Buyer Indemnified Party pursuant to Section 7.2(a)(i) unless the aggregate amount of Losses incurred by all the Buyer Indemnified Parties in respect of any claim against the Seller Indemnified Parties for indemnification under Section 7.2(a)(i) exceeds $450,000 (the “Deductible”), and then the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 7.2(a)(i) for only the amount in excess of the Deductible; provided, however, that the Seller Indemnifying Parties shall not have any indemnification obligations pursuant to Section 7.2(a)(i) with respect to any claim if the Losses relating to such claim are $25,000 or less (a “De Minimis Claim”) regardless of whether or not the aggregate amount of all Losses has exceeded the Deductible (it being understood that Losses incurred with respect to any De Minimis Claim shall be a deductible for which the Seller Indemnifying Parties shall bear no indemnification obligations and such Losses shall not be taken into account in determining whether the Deductible has been satisfied); and (ii) in no event shall the aggregate amount of Losses for which the Seller Indemnifying Parties are obligated to indemnify the Buyer Indemnified Parties pursuant to Section 7.2(a)(i) exceed $7,000,000 (the “Cap”).  The limitations set forth in this Section 7.2(b) shall not apply in respect of any claims for indemnification with respect to Fraud or the Fundamental Seller Representations or pursuant to Section 7.2(a)(ii).  Notwithstanding anything to the contrary in this Agreement, in no event shall the Seller Indemnifying Parties be obligated to indemnify the Buyer Indemnified Parties pursuant to this Section 7.2 for any amounts that, in the aggregate, exceed the Base Purchase Price.

7.3Obligation of Buyer to Indemnify.

(a)Subject to the terms and conditions of this Article VII, from and after the Closing, Hammonton Farms and Teichert agree jointly and severally to indemnify Seller, its Affiliates and their respective managers, officers, directors, employees, advisors (including attorneys, accountants, consultants and financial advisors), equityholders, successors, assigns, agents and representatives (collectively, the “Seller Indemnified Parties”) in respect of, and hold the Seller Indemnified Parties harmless against, any and all Losses, based upon, resulting from or otherwise in respect of: (i) any breach of any representation or warranty made by Buyer in Article V; or (ii) any breach or nonperformance of any covenants or agreements of Buyer in this Agreement to be performed after the Closing.

(b)The obligation of Buyer to indemnify the Seller Indemnified Parties for Losses pursuant to this Section 7.3 is subject to the following limitations: (i) Buyer shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 7.3(a)(i) unless the aggregate amount of Losses incurred by all the Seller Indemnified Parties in respect of any claim against Buyer for indemnification under Section 7.3(a)(i) exceeds the Deductible, and then the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 7.3(a)(i) for only the amount in excess of the Deductible; provided, however, that Buyer shall not have any indemnification obligations pursuant to Section 7.3(a)(i) with respect to any claim that is a De Minimis Claim regardless of whether or not the aggregate amount of all Losses has exceeded the Deductible (it being understood that Losses incurred with respect to any De Minimis Claim shall be a deductible for which Buyer shall bear no indemnification obligations and such Losses shall not be taken into account in determining whether the Deductible has been satisfied); and (ii) in no event shall the aggregate amount of Losses for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to Section 7.3(a)(i) exceed the Cap.  The limitations set forth in this Section 7.3(b) shall not apply in respect of any claims for indemnification with respect to Fraud or the Fundamental Buyer Representations or pursuant to Section 7.3(a)(ii). Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer be obligated to indemnify the Seller Indemnified Parties pursuant to this Section 7.3 for any amounts that, in the aggregate, exceed the Base Purchase Price.

7.4Notice and Opportunity to Defend.

(a)Claim Notice.  A party entitled to indemnification hereunder (an “Indemnified Party”) shall give the indemnifying party (an “Indemnifying Party”) notice of any matter which an Indemnified Party has determined has given or would give rise to a right of indemnification under this Agreement, promptly, and in an event within thirty (30) days, of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (such notice, a “Claim Notice”); provided, however, that the failure to provide a Claim Notice shall not release an Indemnifying Party from any of its obligations under this Article VII except to the extent such party is prejudiced by such failure.

(b)Third Party Claims.  If the matter specified in the notice provided in Section 7.4(a) relates to a Third Party Claim, then, subject to the other provisions of this Section 7.4(b), such Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if (i) the Indemnifying Party gives notice to the Indemnified Party that it will assume the defense of such Third Party Claim within thirty (30) days of the receipt of such notice from the Indemnified Party (unless earlier notice is reasonably necessary to respond in a timely manner to such Third Party Claim, in which case the Indemnifying Party shall give such earlier notice to the Indemnified Party), (ii) the Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief against an Indemnified Party (except where such non-monetary relief is not the primary relief sought in such claim), (iii) the Indemnifying Party actively and diligently defends the Third Party Claim, as reasonably determined by the Indemnified Party, (iv) the Third Party Claim does not relate to any criminal proceeding or indictment against an Indemnified Party and (v) the Third Party Claim does not involve a matter for which the total Losses would, or would reasonably be expected to, materially exceed an amount equal to the Base Purchase Price.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall have the right to participate in the defense of such Third Party Claim with counsel selected by it, and the Indemnified Party shall cooperate with the Indemnifying Party in good faith in such defense.  The Indemnifying Party will keep the Indemnified Party apprised to the extent reasonably practicable of all material developments, including settlement offers, with respect to the applicable Third Party Claim.  The fees and disbursements of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party.  If the Indemnifying Party assumes the defense of the Third Party Claim in accordance with this Section 7.4(b), the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the settlement of such Third Party Claim (A) imposes no Loss on any Indemnified Party and includes a customary full and general release of each Indemnified Party of all Losses arising from or related to the Third Party Claim and no admission of fault or wrongdoing by any Indemnified Party, and (B) involves only monetary damages paid in full by the Indemnifying Party and no injunctive or other equitable relief. Notwithstanding any other provision of this Agreement, if the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with this Section 7.4(b), no Third Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.  Notwithstanding any other provision, for the absence of doubt, neither Buyer nor any of its Affiliates nor, after the date hereof, the Acquired Companies shall have any rights with respect to any claim by a Governmental Body against Seller or any of its Affiliates (excluding the Acquired Companies) with respect to its or their Taxes, it being understood that this Section 7.4 shall govern all Third Party Claims for Taxes for which Seller would be liable under this Agreement.

(c)Assumption of Defense by Indemnified Party.  If the Indemnifying Party elects not to assume the defense of a Third Party Claim in accordance with Section 7.4(b) or does not deliver notice of its election to assume the defense within thirty (30) days of receipt of notice from the Indemnified Party (unless earlier notice is reasonably necessary to respond in a timely manner to such Third Party Claim, in which case the Indemnifying Party shall give such earlier notice to the Indemnified Party), or in the event that any of the conditions specified in clauses (ii) through (v) of Section 7.4(b) is or becomes unsatisfied (i) the Indemnified Party may assume the defense of the Third Party Claim in any manner it may reasonably deem appropriate, and the Indemnifying Party shall have the right to participate in the defense of such Third Party Claim with counsel selected by it (at its cost and expense); provided, that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed, (ii) the Indemnifying Party will reimburse the Indemnified Party for the reasonable and documented out-of-pocket costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses for one law firm) to the extent such costs and expenses are indemnifiable Losses hereunder, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim in accordance with, and subject to the limitations of, this Agreement (including this Article VII).

(d)Direct Claims.  If the matter specified in the notice provided in Section 7.4(a) relates to any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnifying Party shall have thirty (30) days after its receipt of such Claim Notice to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.  If the Indemnifying Party in its response to such Direct Claim contests the payment of all or part of the amount claimed, then the Indemnifying Party and Indemnified Party shall use good faith efforts to resolve such dispute.

7.5Limitations on Liability.

(a)Inconsistencies.  Notwithstanding any other provision of this Agreement to the contrary, the liability of Buyer and the Seller Indemnifying Parties under this Agreement shall be limited in the manner set out in this Section 7.5.  If there is any inconsistency between the provisions of this Section 7.5 and any other provision of this Agreement, then the provisions of this Section 7.5 shall prevail.

(b)Limitation of Damages.  NEITHER BUYER, SELLER NOR EAGLE MATERIALS SHALL BE LIABLE FOR SPECIAL DAMAGES OR PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT; provided, that the foregoing shall not limit a Person’s ability to recover any such Losses actually paid to a third party in connection with a Third Party Claim.  No Indemnified Party shall have any right to assert any claim against any Indemnifying Party with respect to any Loss, cause of action or other claim to the extent such alleged Loss is a possible or potential Loss, cause of action or claim the Indemnified Party believes may be asserted rather than an actual Loss, cause of action or claim that has been paid or incurred by, or asserted in writing against, such Indemnified Party.

(c)Exclusive Remedy.  Except as set forth in Section 2.3, Section 6.10 and Section 8.3, as expressly set forth in any Ancillary Agreement or with respect to claims involving Fraud, following the Closing, the remedies provided in this Article VII shall be the sole recourse of the Parties for all Losses based upon, arising from or relating to any breach of any representation, warranty, covenant or agreement contained in this Agreement or the Transactions.

(d)Calculation of Losses.  The amount of any claims for Losses subject to indemnification by any Indemnifying Party under this Article VII shall be calculated net of any amounts actually recovered by any Indemnified Party or its Affiliates (including the Acquired Companies after the Closing) under any third party, representation and warranty or other indemnity provisions and insurance policies, taking into account any deductible or retention amount paid or payable by any Indemnified Party or its Affiliates (including any Acquired Company).  Buyer and Seller agree, as applicable, to make or cause to be made all commercially reasonable claims for indemnification or insurance under such third party indemnification provisions or insurance policies that may be applicable to the matter giving rise to the indemnification claim hereunder.

(e)Gross Negligence and Willful Misconduct.  Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VII to the extent any Losses were attributable to such Indemnified Party’s own gross negligence or willful misconduct.

(f)No Duplication.  Buyer and the Acquired Companies shall not be entitled to indemnification from the Seller Indemnified Parties hereunder to the extent (i) Buyer has otherwise been compensated by reason of adjustments (pursuant to Section 2.3) in the calculation of the Closing Purchase Price relative to what it would have been absent such Loss, (ii) a specific liability or reserve relating to such matter has been included in the calculation of the Final Adjustment Amount (pursuant to Section 2.3) or (iii) for a current liability of the type included in Working Capital.

(g)Subrogation.  Upon making any payment to the Indemnified Party for any indemnification claim pursuant this Article VII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim.  The Parties shall cooperate with each other in any notifications to insurers in respect of any claim by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement.  If Buyer obtains representation and warranty insurance, it will not contain any subrogation rights against Seller or its Affiliates other than with respect to claims for Fraud.  Promptly following a request by the Indemnifying Party, the Indemnified Party will take all reasonably necessary, proper or desirable actions to accomplish the foregoing at the Indemnifying Party’s sole cost and expense.

Other Indemnification Matters

.  All indemnification payments under this Article VII will be deemed adjustments to the Closing Purchase Price to the maximum extent permitted by applicable Law.  For purposes of determining (a) whether there has been any misrepresentation or breach of a representation or warranty and/or (b) the amount of Losses resulting therefrom, in either case, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded and the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them; provided, however, that clauses (a) and (b) shall not apply with respect to Section 4.6(b)(i) and the terms “Material Contracts” and “Material Company IP Agreements,” and clause (a) shall not apply to Section 4.5, Sections 4.9(a)(iii), (vi), (vii), (xi) and (xiii), Section 4.10(a) and Section 4.22.

Article VIII – MISCELLANEOUS

Expenses

. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

8.2Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the Parties hereto (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such Legal Proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Legal Proceeding, any Delaware State court sitting in New Castle County.  Each Party agrees that service of process upon such Party in any such Legal Proceeding shall be effective if notice is given in accordance with Section 8.6.

(b)EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS.  Each Party hereto (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.2(b).

Specific Performance

. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties acknowledge and agree that, subject to this Section 8.3, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Entire Agreement; Amendments and Waivers

. This Agreement (including the Company Disclosure Schedule and Buyer Disclosure Schedule and exhibits hereto and thereto), the Ancillary Agreements (and the exhibits and schedules thereto) and the Confidentiality Agreement represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written agreement signed by all Parties hereto.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Certain Interpretive Matters

. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)Dollars.  Any reference in this Agreement to “$” shall mean U.S. dollars.

(c)Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d)Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(e)Usage.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.  All terms defined in this Agreement in their singular or plural forms have correlative meanings when used in this Agreement in their plural or singular forms, respectively.  Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” All references to real property rights, or rights in real property, shall be deemed to include water rights for purposes of Sections 4.6(b)(x), 4.17, 4.22(g), 4.22(h), 4.22(i), 5.9 and 6.14.

(f)No Drafting Presumptions.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Notices

. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when transmitted by electronic mail to the address set out below for such recipient if the sender on the same day sends a confirming copy of such notice, demand or other communication by a recognized overnight delivery service (charges prepaid) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller or Eagle Materials, to:

CCP Concrete/Aggregates LLC

c/o Eagle Materials Inc.

5960 Berkshire Lane, Suite 900

Dallas, Texas 75225

Attention: General Counsel

Email: jgraass@eaglematerials.com

With a copy to:

Sidley Austin LLP

2021 McKinney Avenue, Suite 2000

Dallas, Texas 75201

Attention: S. Scott Parel, Aaron Rigby

Telephone: (214) 981-3431, (214) 969-3538

Email: sparel@sidley.com, arigby@sidley.com

If to Buyer, to:

Teichert, Inc.
3500 American River Drive
Sacramento, CA 95864
Attention: Ron Gatto

Telephone: (916) 484-3282

Email: rgatto@teichert.com

With a copy to:

Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, California 94111
Attention:  Michael Dell
Telephone:  (415) 421-6500
Email:  mdell@sflaw.com

Severability

.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Binding Effect; Assignment; Third Party Beneficiaries

. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, except that (a) the Indemnified Directors and Officers are express third-party beneficiaries of Section 6.6, (b) the Related Parties of the Parties (and, in the case of any Ancillary Agreement, the applicable parties thereto) are express third-party beneficiaries of Section 8.11 and (c) the Seller Releasees and Buyer Releasees are express third-party beneficiaries of Section 8.13(a) and Section 8.13(b), respectively.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties hereto (which may be withheld in their sole discretion) and any attempted assignment without the required consents shall be void; provided, that, in connection with the Spin-Off, without the consent of Buyer, Eagle Materials may assign all rights and obligations under this Agreement and any Ancillary Agreement to which it is a party to the publicly traded entity resulting from the Spin-Off.  No assignment of any obligations hereunder shall relieve the assigning Party hereto of any such obligations.

Counterparts

. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  This Agreement or any counterpart may be executed and delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

Disclosure Schedule

. The Company Disclosure Schedule and Buyer Disclosure Schedule have been arranged for purposes of convenience only, in sections corresponding to the Sections of Article II, Article III, Article IV, Article V and Article VI, as applicable.  Any exception or qualification set forth in the Company Disclosure Schedule or Buyer Disclosure Schedule with respect to a particular representation or warranty contained in Article IV or Article V of this Agreement, as applicable, shall be deemed to be an exception or qualification with respect to those other representations and warranties contained in Article IV or Article V of this Agreement, as applicable, to which the relevance of such exception or qualification is reasonably apparent.  To the extent that any representation or warranty contained in Article IV or Article V of this Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given, the inclusion of any matter in the Company Disclosure Schedule or Buyer Disclosure Schedule, as applicable, does not constitute a determination by Seller that such matters are material.  In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Schedule or Buyer Disclosure Schedule, as applicable, where a representation or warranty in Article IV or Article V of this Agreement, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given imply that any other undisclosed matter having a greater value or other significance is material.

Limitation on Recourse

. Any claim or cause of action based upon, arising out of, or related to this Agreement, the Ancillary Agreements or the Transactions may only be brought against Persons that are expressly named as Parties (and, in the case of any Ancillary Agreement, the applicable parties thereto), and then only with respect to the specific obligations set forth herein.  Other than the Parties (and, in the case of any Ancillary Agreement, the applicable parties thereto), no Related Party of any Party (or the applicable party to any Ancillary Agreement), and no Related Party of a Related Party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under this

Agreement or any Ancillary Agreement or for any Legal Proceeding based on, in respect of, or by reason of, the Transactions, in each case, whether based on Contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party or another Person or otherwise.

Provision Respecting Legal Representation

.

(a)It is acknowledged by each Party that each of Seller, the Acquired Companies and their Affiliates have retained Sidley Austin LLP and Jeffer Mangels Butler & Mitchell LLP (collectively, “Seller Counsel”) to act as their counsel in connection with the Transactions and the Ancillary Agreements.  The Parties hereby agree that, in the event that a dispute arises after the Closing between Buyer, any Acquired Company, and/or their Affiliates, on the one hand, and Seller and/or its Affiliates, on the other hand, Seller Counsel may represent Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Buyer, the Acquired Companies or their respective Affiliates, and even though Seller Counsel may have represented an Acquired Company in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, any Acquired Company or any of their Affiliates.  Buyer further agrees that, as to all communications among Seller Counsel, Seller, any Acquired Company, and/or any of their respective Affiliates, or any of them, that relate primarily to the Transactions and the Ancillary Agreements (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer, the Acquired Companies or any of their Affiliates.  The Privileged Communications are the property of Seller, and from and after the Closing, none of the Acquired Companies, their Affiliates, or any Person purporting to act on behalf of or through any Acquired Company or its Affiliates will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means.  As to any such Privileged Communications made prior to the Closing, Buyer and the Acquired Companies, together with any of their respective Affiliates, successors and assigns, further agree that no such party may use or rely on any of the Privileged Communications in any Legal Proceeding against or involving any of the Parties after the Closing.  The Privileged Communications may be used by Seller in connection with any dispute that relates in any way to the Transactions and the Ancillary Agreements.  Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Buyer, any Acquired Company or any of their Affiliates and any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement, each Acquired Company and its Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by Seller Counsel, or any of them, to such non-Party or Affiliate thereof; provided, however, that none of the Acquired Companies nor their Affiliates may waive such privilege without the prior written consent of Seller.

(b)Subject to Section 8.12(a), Seller agrees to provide a waiver of conflicts to the extent necessary for Buyer to engage Jeffer Mangels Butler & Mitchell LLP following the Closing with respect to the Yuba Goldfields and related matters so long as such engagement (i) is unrelated to the Transaction or the negotiation, execution or performance of this Agreement or any Ancillary Agreement or (ii) does not involve, concern or relate to any matter, including any adverse proceeding, between Buyer, any Acquired Company, and/or their Affiliates, on the one hand, and Seller and/or its Affiliates, on the other hand.

8.13Release.

(a)Buyer, on behalf of itself and each of its Subsidiaries (including the Acquired Companies), and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Seller, its Affiliates and each of their respective Related Parties and their respective successors and assigns (such released Persons, the “Seller Releasees”), in each case, from all demands, proceedings, causes of action, suits, accounts, covenants, Contracts, agreements, Losses and other Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Seller Releasees (including the Acquired Companies) occurring or failing to occur, in each case, at or prior to the Closing.  Buyer shall not make, and Buyer shall not permit any of its Affiliates to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Seller Releasees with respect to any Liabilities released pursuant to this Section 8.13(a). Notwithstanding the foregoing, this Section 8.13(a) shall not constitute a release from, waiver of, or otherwise affect (i) any rights of Buyer or its Affiliates under this Agreement, any Ancillary Agreement or any Liability expressly contemplated by this Agreement, any Ancillary Agreement or any other transaction document to be in effect between Seller and Buyer (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) any rights of Buyer or its Affiliates under any supply or other agreements between Seller and Buyer (or their respective Affiliates) entered into in the ordinary course of business and described on Section 8.13 of the Company Disclosure Schedule, or any enforcement thereof, (iii) claims against Seller for Fraud or (iv) any right of any Buyer Indemnified Party under Article VII.

(b)Seller, on behalf of itself and each of its Subsidiaries (other than the Acquired Companies), and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the Acquired Companies and their respective successors and assigns (such released Persons, the “Buyer Releasees”), in each case, from all demands, proceedings, causes of action, suits, accounts, covenants, Contracts, agreements, Losses and other Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Buyer Releasees occurring or failing to occur, in each case, at or prior to the Closing.  Seller shall not make, and Seller shall not permit any of its Affiliates to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Buyer Releasees with respect to any Liabilities released pursuant to this Section 8.13(b). Notwithstanding the foregoing, this Section 8.13(b) shall not constitute a release from, waiver of, or otherwise affect (i) any rights of Seller or its Affiliates under this Agreement, any Ancillary Agreement or any Liability expressly contemplated by this Agreement, any Ancillary Agreement or any other transaction document to be in effect between Seller and Buyer (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) any rights of Seller or its Affiliates under any supply or other agreements between Seller and Buyer (or their respective Affiliates) entered into in the ordinary course of business and described on Section 8.13 of the Company Disclosure Schedule, or any enforcement thereof, (iii) claims against Buyer for Fraud or (iv) any right of any Seller Indemnified Party under Article VII.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CCP CONCRETE/AGGREGATES LLC

By:	Name: D. Craig Kesler Title: Senior Vice President – Finance and

                  Treasurer

EAGLE MATERIALS INC.

By:	Name: D. Craig Kesler Title: Executive Vice President – Finance and

                 Administration and Chief Financial

                 Officer

[Signature Page to Membership Interest Purchase Agreement]

HAMMONTON FARMS, LLC

By:	Name: Title:

TEICHERT, INC.

By:	Name: Title:

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

FORM OF QUITCLAIM DEED

(See attached)